Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Ordinary Shares

of

TELVENT GIT, S.A.

at

$40.00 Net Per Share

by

SCHNEIDER ELECTRIC ESPAÑA, S.A.U.

an indirect wholly owned subsidiary of

SCHNEIDER ELECTRIC SA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, JULY 19, 2011, UNLESS THE OFFER IS EXTENDED.

Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (“Offeror”) and an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France (“Schneider Electric”), is offering to purchase all of the authorized and issued ordinary shares, € 3.00505 nominal value per share (each, a “Share” and, collectively, the “Shares”), of Telvent GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Telvent”), at a purchase price of $40.00 per Share, net to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to a Transaction Agreement, dated as of May 31, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Schneider Electric, Offeror and Telvent.

There is no financing condition to the Offer. The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described below) and (ii) other customary conditions (as described in Section 15 — “Conditions of the Offer”), including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union. The Minimum Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn a number of Shares representing at least forty percent (40%) of the number of Shares authorized and issued as of the date of the Transaction Agreement. Telvent has informed us that, as of the date of the Transaction Agreement, there were 34,094,159 Shares authorized and issued.

Concurrently with entering into the Transaction Agreement, Schneider Electric and Offeror entered into irrevocable undertaking agreements (the “Irrevocable Undertaking Agreements”) with certain shareholders of Telvent, including Abengoa S.A. (the “Tendering Shareholders”), pursuant to which, among other things, the Tendering Shareholders have irrevocably agreed to tender, or cause to be tendered, in the Offer any Shares held by them. The irrevocable tender commitment of the Tendering Shareholders would survive any termination of the Transaction Agreement. Based on the information provided by the Tendering Shareholders, as of the date of the Transaction Agreement, the Tendering Shareholders collectively held a total of 14,090,664 Shares, representing 41.33% of the Shares authorized and issued as of such date. Based on the information provided by Telvent and the Tendering Shareholders, upon the tender by the Tendering Shareholders of their Shares in compliance with the Irrevocable Undertaking Agreements, the Minimum Condition will be satisfied even if no other Shares are validly tendered and not withdrawn.

There is no expedited or short-form minority squeeze out merger procedure following the consummation of the Offer available under Spanish law. Pursuant to the Transaction Agreement, in the event that Schneider Electric and/or Offeror acquires beneficial ownership of seventy percent (70%) or more of the total authorized and issued Shares, Schneider Electric and Offeror agreed to use their reasonable best efforts to cause Telvent to call a general shareholders’ meeting for the purposes of obtaining the requisite shareholder approval of a share capital reduction of Telvent through the redemption of all Shares not then owned by Schneider Electric and its affiliates (the “Minority Shares”) following the procedure established under Spanish law (the “Minority Shareholder Share Redemption”). Under Spanish law, in addition to the requirement of general shareholder approval, the Minority Shareholder Share Redemption must also be approved by (i) if at least fifty percent (50%) of the Minority Shares are present or represented at the applicable general shareholders’ meeting, the holders of a majority of the Minority Shares present or represented or (ii) if at least twenty-five percent (25%), but less than fifty percent (50%), of the Minority Shares are present or represented at the applicable general shareholders’ meeting, the holders of two-thirds of the Minority Shares present or represented (such approval, the “Special Minority Shareholder Approval”).

There can be no assurance that the Minority Shareholder Share Redemption can be consummated. Schneider Electric and Offeror will not be able to obtain the requisite approval for the Minority Shareholder Share Redemption without the support and approval of the requisite majority of the holders of the Minority Shares and there can be no assurance that the Special Minority Shareholder Approval will be obtained. Spanish law imposes certain conditions on a Minority Shareholder Share Redemption, and there can be no assurance that such conditions will be satisfied. In addition, the Minority Shareholder Share Redemption is subject to substantially more administrative process than would typically be the case in a merger or takeover of a company organized in the United States, and Schneider Electric and Offeror expect the additional administrative process to result in a significant delay between the consummation of the Offer and the consummation of a Minority Shareholder Share Redemption.

If the Minority Shareholder Share Redemption is consummated, each of the Minority Shares outstanding immediately prior to the effective time of the Minority Shareholder Share Redemption will confer on its holder solely the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes and deductions in respect of Spanish capital tax, and will be cancelled and extinguished upon registration of the share capital reduction in the Madrid Companies’ Registry. Holders should be aware, however, that the Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent) of exchanging Shares for cash pursuant to the Minority Shareholder Share Redemption may be less favorable to shareholders than the Spanish tax consequences arising out of tendering Shares in the Offer. The holders of Shares are not entitled under Spanish law or otherwise to appraisal rights in connection with the Offer or the Minority Shareholder Share Redemption. Under no circumstances will interest be paid on the purchase price for the Shares, whether in the Offer or pursuant to the Minority Shareholder Share Redemption, regardless of any extension of the Offer or any delay in making payment for the Shares.

Telvent’s board of directors has (i) approved the Transaction Agreement, the Offer and the other transactions contemplated by the Transaction Agreement and (ii) recommended that Telvent’s shareholders accept the Offer and tender their Shares in the Offer.

A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES S-I THROUGH S-X. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

June 21, 2011

IMPORTANT

If you wish to tender all or a portion of your Shares in the Offer, you must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company, which is the depositary for the Offer (the “Depositary”), together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you wish to tender Shares and you cannot deliver certificates representing those Shares and all other required documents to the Depositary prior to the Expiration Time (as defined in the “Introduction” to this Offer to Purchase) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to D.F. King & Co., Inc., which is the information agent for the Offer (the “Information Agent”), or Credit Agricole Securities (USA) Inc., the dealer manager for the Offer, at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. Holders of Shares may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Additionally, copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and any other materials related to this Offer may be found at http://www.sec.gov.

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SUMMARY TERM SHEET

Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (“Offeror”) and an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France, is offering to purchase all of the authorized and issued ordinary shares, € 3.00505 nominal value per share, of Telvent GIT, S.A. (“Telvent”) at a purchase price of $40.00 per share in cash, net to the seller, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and which, together with this Offer to Purchase, collectively constitute the “Offer”). The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase and the Letter of Transmittal. You are urged to read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety.

Offeror has included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

Securities Sought:	All authorized and issued ordinary shares, € 3.00505 nominal value per share, of Telvent (each, a “Share” and, collectively, the “Shares”).

Price Offered Per Share:	$40.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes.

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Tuesday, July 19, 2011.

Offeror:	Schneider Electric España, S.A.U., an indirect wholly owned subsidiary of Schneider Electric SA.

Minimum Condition:	At least forty percent (40%) of the number of Shares authorized and issued as of May 31, 2011.

Telvent’s Board of Directors’ Recommendation:	Telvent’s board of directors has recommended that the shareholders of Telvent accept the Offer and tender their Shares to Offeror in the Offer.

Who is offering to buy my securities?

We are Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain. We are an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France. Schneider Electric SA is a global specialist in energy management dedicated to offering integrated solutions across multiple market segments, including energy and infrastructure, industrial processes, building automation and data centers/networks. Schneider Electric has a presence in more than 100 countries with over 110,000 employees and is focused on making energy safe, reliable and efficient. Schneider Electric España, S.A.U. conducts the business of Schneider Electric globally and primarily in Spain and the Iberian zone.

Unless the context indicates otherwise, in this summary term sheet, we use the terms “us,” “we” and “our” to refer to Offeror and, where appropriate, Schneider Electric SA. We use the term “Schneider Electric” to refer to Schneider Electric SA alone, or where appropriate, to Schneider Electric SA and its subsidiaries.

See the “Introduction” to this Offer to Purchase and Section 8—“Information Concerning Schneider Electric and Offeror.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the ordinary shares, € 3.00505 nominal value per share, of Telvent on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $40.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes.

We refer to this amount or any higher per Share price paid in the Offer as the “Offer Price.” If you are the record owner of your Shares (i.e., a stock certificate has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase.

Is there an agreement governing the Offer?

Yes. Offeror, Schneider Electric and Telvent have entered into a Transaction Agreement dated as of May 31, 2011 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”). The Transaction Agreement provides, among other things, for the terms and conditions of the Offer.

See Section 10—“The Transaction Documents—(a) The Transaction Agreement,” Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

In addition, as described below in this summary term sheet, in connection with the execution of the Transaction Agreement, Offeror and Schneider Electric entered into agreements with certain shareholders of Telvent holding in the aggregate approximately 41.33% of the Shares authorized and issued as of May 31, 2011, pursuant to which, among other things, such shareholders irrevocably agreed to tender, or cause to be tendered, in the Offer any Shares held by them.

See Section 10—”The Transaction Documents—(b) Irrevocable Undertaking Agreements.”

What does Telvent’s board of directors think about the Offer?

Telvent’s board of directors has (i) approved the Transaction Agreement, the Offer and the other transactions contemplated by the Transaction Agreement and (ii) recommended that Telvent’s shareholders accept the Offer and tender their Shares in the Offer.

See Section 9—”Background of the Offer; Past Contacts or Negotiations with Telvent and Abengoa” and Section 10—“The Transaction Documents—(a) The Transaction Agreement—Recommendation.”

A more complete description of the reasons for Telvent’s board of directors’ approval and recommendation of the Offer is set forth in Telvent’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this Offer to Purchase.

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How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:00 midnight, New York City time, at the end of Tuesday, July 19, 2011 to tender your Shares in the Offer, unless we extend the Offer as described below.

If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time.

See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Transaction Agreement that, unless the Transaction Agreement has been terminated in accordance with its terms:

•

if at the then-scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or, in our sole discretion to the extent permitted, waived, we may, in our sole discretion, extend the Offer on one or more occasions until such time as such condition or conditions are satisfied or waived;

•

we will extend the Offer for any period required by any applicable law, any interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or The NASDAQ Global Select Market (“NASDAQ”) applicable to the Offer;

•

in the event that any of the conditions to the Offer (other than the Minimum Condition) (see Section 15—”Conditions of the Offer”) have not been satisfied (or in our sole discretion, waived by us) as of any then-scheduled expiration date of the Offer, then we, at Telvent’s request, will extend the Offer for a period of time reasonably requested by Telvent; and

•

in the event that the Minimum Condition has not been satisfied as of the then-scheduled expiration date of the Offer and all of the other conditions to the Offer have been satisfied (or waived by us) as of such date, then, at the request of Telvent, we will extend the Offer for one extension period of up to twenty (20) business days, the length of such period to be determined by Telvent in its sole discretion.

In no event, however, are we required (or, without the prior consent of Telvent, permitted) to extend the Offer beyond December 31, 2011.

As used in this summary term sheet, “Expiration Time” means the latest time and date on which the Offer, as it may be extended by Offeror, expires. See “Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

See “Section 1—Terms of the Offer.”

Will there be a subsequent offering period?

Following the satisfaction or, to the extent permitted, waiver, of all the conditions to the Offer and the acceptance for payment of all the Shares tendered prior to the Expiration Time, we have agreed in the Transaction Agreement to provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended from time to time (together with the rules and regulations promulgated thereunder, the “Exchange Act”) of at least twenty (20) business days. We may also, in our sole

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discretion, elect to extend the subsequent offering period for any period or periods. We have not at this time made a final decision whether to extend the subsequent offering period beyond the twenty (20) business day period required by the Transaction Agreement.

See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights” of this Offer to Purchase for more information concerning any subsequent offering period.

We will make a public announcement of the subsequent offering period or, if we elect to extend such subsequent offering period, the extension of such subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time following which Offeror accepts for payment all the Shares validly tendered in the Offer or the date of termination of the subsequent offering period, as applicable. See “Section 1—Terms of the Offer.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the Expiration Time, and you will be able to withdraw your Shares until then. The subsequent offering period would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the Expiration Time. Shares that are validly tendered during the subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn.

See Section 1—“Terms of the Offer” and Section 4—“Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•

if you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it, together with your stock certificate, to the Depositary, or follow the procedures for book-entry transfer set forth in Section 3—”Procedures for Accepting the Offer and Tendering Shares.” These materials must reach the Depositary before the Expiration Time. Detailed instructions are contained in the Letter of Transmittal and in Section 3—”Procedures for Accepting the Offer and Tendering Shares”;

•

if you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Expiration Time, you may be able to tender your Shares using the enclosed notice of guaranteed delivery. Please call D.F. King & Co., Inc., the information agent for this Offer (the “Information Agent”) at (800) 549-6650 (toll free) or (212) 269-5550 (collect) for assistance; or

•

if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3—” Procedures for Accepting the Offer and Tendering Shares” for further details.

Until what time can I withdraw my Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Time. In addition, if we have not accepted your Shares for payment by August 20, 2011, you may withdraw them at any time after that date until we accept Shares for payment. You may not withdraw Shares tendered during the subsequent offering period.

See Section 4—”Withdrawal Rights.”

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How do I withdraw tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4—“Withdrawal Rights.”

What are the most significant conditions to the Offer?

The offer is conditioned upon, among other things:

•

there being validly tendered in the Offer, and not validly withdrawn prior to the Expiration Time, a number of Shares representing at least forty percent (40%) of the number of Shares authorized and issued as of the date of the Transaction Agreement (we refer to this condition as the “Minimum Condition”);

•

(i) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union has been obtained and (iii) the receipt of all other requisite or advisable foreign antitrust clearances or approvals; and

•	other customary conditions (as described in Section 15—“Conditions of the Offer”).

The Offer is not subject to any financing condition. We expressly reserve the right to waive any of the foregoing conditions prior to the Expiration Time, but we cannot, without Telvent’s consent, waive the Minimum Condition.

See Section 15—“Conditions of the Offer.”

Have any shareholders already agreed to tender their Shares in the Offer?

Yes. Concurrently with the execution of the Transaction Agreement, certain shareholders of Telvent (the “Tendering Shareholders”), holding in the aggregate approximately 41.33% of the Shares authorized and issued as of the date of the Transaction Agreement, have entered into irrevocable undertaking agreements with Schneider Electric and Offeror (the “Irrevocable Undertaking Agreements”), which provide, among other things, that the Tendering Shareholders will irrevocably tender, or cause to be tendered, in the Offer any Shares held by them. The Tendering Shareholders are Abengoa, S.A. (“Abengoa”), two indirect wholly owned subsidiaries of Abengoa, and the chief executive officers of Telvent and Abengoa. Their irrevocable tender commitments would survive any termination of the Transaction Agreement.

As set forth in the Irrevocable Undertaking Agreements, the Tendering Shareholders, as of the date of the Transaction Agreement, collectively held a total of 14,090,664 Shares. Telvent has informed us that, as of the date of the Transaction Agreement, there were 34,094,159 Shares authorized and issued. Based on the information provided by Telvent and the Tendering Shareholders, upon the tender by the Tendering Shareholders of their Shares in compliance with the Irrevocable Undertaking Agreements, the Minimum Condition will be satisfied even if no other Shares are validly tendered and not withdrawn.

See Section 10—“The Transaction Documents—(b) Irrevocable Undertaking Agreements.”

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If Offeror successfully completes the Offer, what will happen to Telvent’s board of directors?

Upon the purchase of Shares pursuant to the Offer, the Transaction Agreement provides that we will become entitled to designate at least four (4) and as many as seven (7) of the twelve (12) directors serving on Telvent’s board of directors. Telvent has agreed in the Transaction Agreement (i) effective promptly following our acceptance for payment of all Shares tendered in the Offer, to appoint four (4) individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors created by the resignation of four (4) directors of Telvent and (ii) effective promptly following the date on which we beneficially own in the aggregate a majority of the total authorized and issued Shares, to appoint three (3) additional individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors caused by the resignation of three (3) non-Offeror designated directors of Telvent, in each case, in accordance with the co-option procedures under Spanish law. All directors appointed through the co-option procedure will serve until the next general shareholders’ meeting of Telvent, at which time the appointments shall be ratified or different persons appointed. In the event we obtain a majority of the total authorized and issued Shares, we will own sufficient Shares to ratify the appointments of our designated directors at the general shareholders’ meeting without the affirmative vote of any other shareholder of Telvent.

In the event we obtain a majority of the total authorized and issued Shares, under Spanish law and the organizational documents of Telvent, we will own sufficient Shares to appoint and remove any director of Telvent without the affirmative vote of any other shareholder of Telvent. However, we have agreed in the Transaction Agreement that for so long as we beneficially own less than seventy percent (70%) of the total authorized and issued Shares, Telvent’s board of directors shall consist of no more than twelve (12) directors and three (3) of such directors shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee. If we acquire beneficial ownership of a majority, but less than seventy percent (70%), of the total authorized and issued Shares, whether pursuant to the Offer or thereafter, we may elect to have nine (9) of the twelve (12) members of Telvent’s board of directors be designees of Schneider Electric, and if we acquire beneficial ownership of seventy percent (70%) or more of the total authorized and issued Shares, whether pursuant to the Offer or thereafter, we may elect to have all members of Telvent’s board of directors be designees of Schneider Electric, in each case, without any of such designees qualifying as “independent directors.”

See Section 10—“The Transaction Documents—(a) The Transaction Agreement—Telvent’s Board of Directors” for the agreements set forth in the Transaction Agreement with respect to the composition of Telvent’s board of directors. See Section 11—”Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Board Representation” for more information regarding our plans for representation on Telvent’s board of directors.

Will the Offer be followed by a merger if all of the Shares are not tendered in the Offer ?

•	There is no expedited or short-form minority squeeze out merger procedure available under Spanish law.

•

Following the consummation of the Offer, if we beneficially own at least seventy percent (70%), but less than one hundred percent (100%), of the total authorized and issued Shares, we have agreed to use our reasonable best efforts to cause Telvent to call a general shareholders’ meeting for the purposes of obtaining the requisite shareholder approval of a redemption of all of the Shares not then owned by us or our affiliates (the “Minority Shares”) following the share capital reduction procedure established in the Spanish company law (the “Minority Shareholder Share Redemption”). See Section 10—“The Transaction Documents— (a) The Transaction Agreement—Minority Shareholder Share Redemption.” Under Spanish law, the Minority Shareholder Share Redemption will require both (i) the approval of the holders of a majority of the Shares present and represented at the general shareholders’ meeting and (ii) depending upon the number of Minority Shares represented at the general shareholders’ meeting, either the holders of a majority of the Minority Shares or the holders of two-thirds of the Minority Shares (the “Special Minority Shareholder Approval”).

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There can be no assurance that the Minority Shareholder Share Redemption can be consummated. Schneider Electric and Offeror will not be able to obtain the requisite approval for the Minority Shareholder Share Redemption without the support and approval of the requisite majority of the holders of the Minority Shares and there can be no assurance that the Special Minority Shareholder Approval will be obtained. Spanish law imposes certain conditions on a Minority Shareholder Share Redemption, and there can be no assurance that such conditions will be satisfied. In addition, the Minority Shareholder Share Redemption is subject to substantially more administrative process than would typically be the case in a merger or takeover of a company organized in the United States, and we expect the additional administrative process to result in a significant delay between the consummation of the Offer and the consummation of a Minority Shareholder Share Redemption.

If the Minority Shareholder Share Redemption is consummated, the shareholders of Telvent who do not tender their Shares in the Offer will be paid the same gross amount of cash per Share that they would have been paid had they tendered their Shares in the Offer, but may face less favorable Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent).

•

If we do not acquire at least seventy percent (70%) of the total authorized and issued Shares or the Minority Shareholder Share Redemption is not approved, but we have acquired beneficial ownership of at least a majority of the total authorized and issued Shares pursuant to the Offer, we will have the right under the Transaction Agreement to designate a majority of the board of directors of Telvent. We expect that such representation on the board of directors of Telvent will permit Schneider Electric to exert substantial influence over Telvent’s conduct of its business and operations. As a majority shareholder, Schneider Electric would continue to evaluate the business, operations, financial condition, capitalization, corporate structure, assets, properties, policies, management and personnel of Telvent and would take such actions as it deems appropriate under the circumstances then existing.

See Section 11—”Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent.”

If at least a majority of the Shares are tendered and accepted for payment, will Telvent continue as a public company?

•

If the Minority Shareholder Share Redemption is consummated, Telvent will no longer be publicly owned. Section 11—”Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Minority Shareholder Share Redemption.”

•

Even if the Minority Shareholder Share Redemption does not take place, following the consummation of the Offer, there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active or liquid public trading market for the Shares, and Telvent may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. We have agreed under the Transaction Agreement to maintain the listing of the Shares on NASDAQ and to continue to make filings that are required to made with the SEC by exchange listed foreign private issuers (but not filings that Telvent furnishes on an optional basis) if and for so long as we do not own at least seventy percent (70%) of the total authorized and issued Shares. Additionally, we have agreed that any voluntary delisting of the Shares from NASDAQ must also be approved by the shareholders of Telvent at a general shareholders’ meeting following the procedure established under Spanish law. We currently intend to take steps to delist the Shares from NASDAQ and, if the conditions to deregistration are met, to deregister the Shares under the Exchange Act and suspend Telvent’s reporting obligations as soon as practicable after we achieve such ownership percentage. See Section 12—“Certain Effects of the Offer.”

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If I decide not to tender, how will the Offer affect my Shares?

We have agreed to use our reasonable best efforts to cause Telvent to call a general shareholders’ meeting for the purposes of obtaining the requisite shareholder approval of the Minority Shareholder Share Redemption, although for the reasons described above, there can be no assurance that the Minority Shareholder Share Redemption can be consummated.

If the Offer is consummated but the Minority Shareholder Share Redemption is not consummated, the liquidity of the Shares may be adversely impacted because of a smaller public float. In particular, the number of Telvent shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Also, as described above in this summary term sheet, Telvent may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies. We currently intend to take steps to delist the Shares from NASDAQ (including by requesting the calling of a general shareholders’ meeting of Telvent for the purpose of approving such delisting as required by the Transaction Agreement) and, if the conditions to deregistration are met, to deregister the Shares under the Exchange Act and suspend Telvent’s reporting obligations as soon as practicable after we own at least seventy percent (70%) of the total authorized and issued Shares.

If the Minority Shareholder Share Redemption is consummated, the shareholders of Telvent who do not tender their Shares in the Offer will be paid the same gross amount of cash per Share that they would have been paid had they tendered their Shares in the Offer, but may face less favorable Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent). Therefore, if the Offer and the Minority Shareholder Share Redemption are consummated, you would be paid earlier and may have more favorable Spanish tax consequences if you tender your Shares in the Offer. As described above in this summary term sheet, the Minority Shareholder Share Redemption is subject to substantially more administrative process than would typically be the case in a merger or takeover of a company organized in the United States. We expect the additional administrative process to result in a significant delay between the consummation of the Offer and any redemption of Shares pursuant to the Minority Shareholder Share Redemption.

See Section 12—“Certain Effects of the Offer.”

Will I have appraisal rights in connection with the Offer or the Minority Shareholder Share Redemption?

No. The holders of Shares are not entitled under Spanish law or otherwise to appraisal rights in connection with the Offer or the Minority Shareholder Share Redemption.

See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(c) Appraisal Rights.”

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $1.36 billion to purchase all of the Shares pursuant to the Offer. Schneider Electric has, pursuant to the Transaction Agreement, guaranteed our obligation to pay for all Shares validly tendered and not properly withdrawn in the Offer and will provide us with sufficient funds to purchase all such Shares out of cash on hand and borrowings under existing revolving credit facilities. The consummation of the Offer is not subject to any financing condition.

See Section 13—“Source and Amount of Funds.”

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Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not believe our financial condition is relevant to your decision whether to tender your Shares in the Offer because:

•	the Offer is being made for all authorized and issued Shares solely for cash;

•	as described above, we, through our parent company, Schneider Electric, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer; and

•	the Offer is not subject to any financing condition.

See Section 13—“Source and Amount of Funds.”

What is the market value of my Shares as of a recent date?

On May 31, 2011, the last full day of trading prior to the announcement of the terms of the Offer, the reported closing price on NASDAQ for the Shares was $34.45 per Share. On June 20, 2011, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on NASDAQ for the Shares was $39.88 per Share. The Offer Price represents a premium of approximately thirty-six percent (36%) over the average price of the Shares for the three month period ended May 31, 2011.

We encourage you to obtain current market quotations for the Shares before deciding whether to tender your Shares.

See Section 6—“Price Range of the Shares; Dividends.”

What are the material United States federal income tax consequences of tendering Shares pursuant to the Offer or having Shares redeemed pursuant to the Minority Shareholder Share Redemption?

If you are a U.S. Holder (as defined in Section 5—“Certain Tax Consequences—(a) Certain United States Federal Income Tax Consequences”), the receipt of cash in exchange for your Shares in the Offer or the Minority Shareholder Share Redemption will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. In general, if you are a U.S. Holder and hold your Shares as a capital asset, you will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition of your Shares and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Minority Shareholder Share Redemption. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Minority Shareholder Share Redemption. However, if Telvent is classified as a passive foreign investment company for U.S. federal income tax purposes for any year during your holding period, and you have not made a “qualifying electing fund” or “mark to market” election under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), your gain would be characterized as ordinary income and you may owe an interest charge on your tax liability. Neither Telvent nor Schneider Electric has determined whether Telvent is or was a passive foreign investment company.

What are the material Spanish tax consequences of tendering Shares pursuant to the Offer or having Shares redeemed pursuant to the Minority Shareholder Share Redemption?

If you are a Spanish Holder (as defined in Section 5—“Certain Tax Consequences— (b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption”), any capital gains derived from the transfer of the Shares pursuant to the Offer will be included, in the case of individuals, in the so-called savings taxable base and taxed at a flat rate of 19% on the first €6,000 and 21% for any amount in excess of €6,000, and, in the case of legal entities, in the Corporate Income Tax taxable base, being taxed generally at a flat rate of 30%.

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If you are a Non-Spanish Holder (as defined in Section 5—“Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption”), capital gains recognized upon a transfer of the Shares pursuant to the Offer will be generally subject to Spanish tax at a tax rate of 19%. However, certain tax exemptions provided under Spanish law or by any applicable double taxation convention entered into by Spain and the Non-Spanish Holder’s country of tax residence may be available, provided certain requirements are met. The obligation to pay this capital gains tax, in the case of both Spanish Holders and Non-Spanish Holders, is not enforced through withholding.

The receipt of cash payment by either Spanish Holders or Non-Spanish Holders pursuant to the Minority Shareholder Share Redemption will be treated by the Spanish tax authorities as a dividend payment to the extent paid out of Telvent’s undistributed earnings. Telvent will withhold Spanish tax at a rate of 19% on any such deemed dividend payment, unless, in the case of a Non-Spanish Holder, Telvent receives documentary evidence pursuant to applicable Spanish tax law and regulations establishing such Non-Spanish Holder’s entitlement to benefit from a reduction or elimination of such tax pursuant to a double taxation convention. In addition, Telvent will deduct from the gross amount payable Spanish capital tax at a rate of 1% on any such cash payment made to Holders as a consequence of the Minority Shareholder Share Redemption that corresponds to a share capital reduction of Telvent.

Holders should be aware that the Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent) of exchanging Shares for cash pursuant to the Minority Shareholder Share Redemption may be less favorable to shareholders than the Spanish tax consequences arising out of tendering Shares in the Offer.

You are urged to consult your own tax advisors to determine your particular tax consequences deriving from the exchange of Shares for cash pursuant to the Offer and the Minority Shareholder Share Redemption, as the case may be. See Section 5 — “Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption” for a more detailed discussion of the main Spanish tax considerations relevant to the Offer and the Minority Shareholder Share Redemption.

Who can I talk to if I have questions about the Offer? Where can I get additional copies of the documents related to the Offer?

If you have any questions or need additional copies of the documents related to the Offer, you may call D.F. King & Co., Inc., the information agent for the Offer, toll free at (800) 549-6650 or collect at (212) 269-5550. Additionally, if you have questions, you may also call Credit Agricole Securities (USA) Inc., the dealer manager for the Offer, collect at (212) 408-5680 or toll free at (800) 287-0481.

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To: All Holders of Ordinary Shares of Telvent GIT, S.A.

INTRODUCTION

Schneider Electric España, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (“Offeror”) and an indirect wholly owned subsidiary of Schneider Electric SA, a société anonyme organized under the laws of the Republic of France, is offering to purchase all authorized and issued ordinary shares, € 3.00505 nominal value per share (each, a “Share” and, collectively, the “Shares”), of Telvent GIT, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Telvent”), at a purchase price of $40.00 per Share, net to sellers in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” and which, together with this Offer to Purchase, collectively constitute the “Offer”). Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Offeror and, where appropriate, Schneider Electric SA. We use the term “Schneider Electric” to refer to Schneider Electric SA alone, or where appropriate, to Schneider Electric SA and its subsidiaries.

The Offer is being made pursuant to the Transaction Agreement, dated as of May 31, 2011 (as it may be amended or supplemented from time to time, the “Transaction Agreement”), by and among Schneider Electric, Offeror and Telvent.

There is no financing condition to the Offer. The Offer is conditioned upon (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares representing at least forty percent (40%) of the number of Shares authorized and issued as of the date of the Transaction Agreement (the “Minimum Condition”), (ii) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the approval of the European Commission under Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union, as amended (the “EU Merger Control Regulation”) has been obtained, (iv) the receipt of all other requisite or advisable foreign antitrust clearances or approvals and (v) other customary conditions (as described in Section 15—“Conditions of the Offer”). The Offer also is subject to certain other terms and conditions. See Section 1—“Terms of the Offer”, Section 15—“Conditions of the Offer” and Section 16—“Legal Matters; Required Regulatory Approvals.”

Concurrently with the execution of the Transaction Agreement, certain shareholders of Telvent (the “Tendering Shareholders”), holding approximately 41.33% of the Shares authorized and issued as of May 31, 2011, have entered into irrevocable undertaking agreements with Schneider Electric and Offeror (the “Irrevocable Undertaking Agreements”), which provide, among other things, that the Tendering Shareholders will irrevocably tender, or cause to be tendered, in the Offer any Shares held by them. The Tendering Shareholders are Abengoa, S.A. (“Abengoa”), two indirect wholly owned subsidiaries of Abengoa, and the chief executive officers of Telvent and Abengoa. Their irrevocable tender commitments would survive any termination of the Transaction Agreement. As set forth in the Irrevocable Undertaking Agreements, the Tendering Shareholders, as of the date of the Transaction Agreement, collectively held a total of 14,090,664 Shares. Telvent has informed us that, as of the date of the Transaction Agreement, there were 34,094,159 Shares authorized and issued. Based on the information provided by Telvent and the Tendering Shareholders, upon the tender by the Tendering Shareholders of their Shares in compliance with the Irrevocable Undertaking Agreements, the Minimum Condition will be satisfied even if no other Shares are validly tendered and not withdrawn.

The Transaction Agreement and the Irrevocable Undertaking Agreements are more fully described in Section 10—“The Transaction Documents.”

Tendering shareholders who are record owners of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Shareholders who hold their Shares through a banker, broker or other nominee should consult such institution as to whether it charges any service fees or commissions. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” We will pay all charges and expenses of the Depositary, D.F. King & Co., Inc., the information agent for this Offer (the “Information Agent”), and Credit Agricole Securities (USA) Inc., the dealer manager for this Offer (the “Dealer Manager”) incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” promptly after the expiration of the Offer (as it may be extended). See Section 1—“Terms of the Offer” for a description of Offeror’s rights and obligations with respect to extensions of the Offer.

Following Offeror’s acceptance and payment for Shares tendered in the Offer, we have agreed in the Transaction Agreement to provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended from time to time (together with the rules and regulations promulgated thereunder, the “Exchange Act”) of at least twenty (20) business days. We may also, in our sole discretion, elect to extend the subsequent offering period for any period or periods. During the subsequent offering period, shareholders of Telvent may tender, but not withdraw, their Shares and receive the Offer Price, without interest and less any applicable withholding taxes. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the Transaction Agreement, if we obtain a majority of the total authorized and issued Shares, we will become entitled to designate seven (7) of the twelve (12) directors serving on Telvent’s board of directors. Telvent agreed in the Transaction Agreement (i) effective promptly following our acceptance for payment of all Shares tendered in the Offer, to appoint four (4) individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors created by the resignation of four (4) directors of Telvent and (ii) effective promptly following the date on which we beneficially own in the aggregate a majority of the total authorized and issued Shares, to appoint three (3) additional individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors caused by the resignation of three (3) non-Offeror designated directors of Telvent, in each case, in accordance with the co-option procedures under Spanish law. All directors appointed through the co-option procedure will serve until the next general shareholders’ meeting of Telvent, at which time the appointments shall be ratified or different persons appointed. In the event we obtain a majority of the total authorized and issued Shares, we will own sufficient Shares to ratify the appointments of our designated directors at the general shareholders’ meeting without the affirmative vote of any other shareholder of Telvent.

In the event we obtain a majority of the total authorized and issued Shares, under Spanish law and the organizational documents of Telvent, we will own sufficient Shares to appoint and remove any director of Telvent without the affirmative vote of any other shareholder of Telvent. However, we have agreed in the Transaction Agreement that for so long as we beneficially own less than seventy percent (70%) of the total authorized and issued Shares, Telvent’s board of directors shall consist of no more than twelve (12) directors and three (3) of such directors shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee. If we acquire beneficial ownership of a majority, but less than seventy percent (70%), of the total authorized and issued Shares, whether pursuant to the Offer or thereafter, we may elect to have nine (9) of the twelve (12) members of Telvent’s board of directors be designees of Schneider Electric, and if we acquire beneficial ownership of seventy percent (70%) or more of the total authorized and issued Shares, whether pursuant to the Offer or thereafter, we may elect to have all members of Telvent’s board of directors be designees of Schneider Electric, in each case, without any of such designees qualifying as “independent directors.”

Offeror agreed in the Transaction Agreement to, following consummation of the Offer, use its reasonable best efforts to maintain the current listing of the Shares on The NASDAQ Global Select Market (“NASDAQ”)

until such time as (x) we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares and (y) the delisting of Telvent from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law. We currently intend, as soon as practicable following our acquisition of Shares representing not less than seventy percent (70%) of the total authorized and issued Shares, (i) to cause Telvent to hold a general shareholders’ meeting to approve the delisting of the Shares on NASDAQ and to vote our Shares at such general shareholders’ meeting to approve the delisting and (ii) thereafter to cause Telvent to delist the Shares from NASDAQ. The delisting of the Shares on NASDAQ requires the approval of holders of a majority of the Shares present or represented at a general shareholders’ meeting of Telvent. Thus, at the time that we hold seventy percent (70%) of the total authorized and issued Shares, we will own sufficient Shares to obtain the requisite shareholder approval for the delisting of the Shares without the affirmative vote of any other shareholder of Telvent.

Additionally, Telvent agreed in the Transaction Agreement to, following consummation of the Offer, continue to file (whether or not required) those periodic reports with the U.S. Securities Exchange Commission (the “SEC”) required to be filed by a “foreign private issuer” as defined in Rule 3b-4 promulgated under the Exchange Act until such time as we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares. It would be our intention to cause Telvent to take such actions as are required to terminate the registration of the Shares under the Exchange Act as soon as possible after we obtain such ownership percentage if the Shares are then eligible for termination. The deregistration of the Shares under the Exchange Act will not require shareholder approval. As described above, at the time that we hold seventy percent (70%) of the total authorized and issued Shares, we will have sufficient representation on the board of directors of Telvent to control the vote of the board and approve the deregistration. Following deregistration of the Shares under the Exchange Act, Telvent would no longer be required to file periodic reports with the SEC under the Exchange Act.

Such agreements are more fully described in Section 10—“The Transaction Documents—(a) The Transaction Agreement—Telvent’s Board of Directors” and Section 10—“The Transaction Documents—(a) The Transaction Agreement—Minority Shareholder Protections.” See Section 12—“Certain Effects of the Offer” regarding the delisting the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act. See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Board Representation” for more information regarding our plans for the composition of Telvent’s board of directors following the consummation of the Offer.

There is no expedited or short-form minority squeeze out merger procedure following the consummation of the Offer available under Spanish law. Following the consummation of the Offer, if we beneficially own at least seventy percent (70%), but less than one hundred percent (100%), of the total authorized and issued Shares, we have agreed in the Transaction Agreement to use our reasonable best efforts to cause Telvent to call a general shareholders’ meeting for the purposes of obtaining the requisite shareholder approval of a share capital reduction of Telvent through the redemption of all Shares not then owned by Schneider Electric and its affiliates (the “Minority Shares”) following the procedure established under Spanish law (the “Minority Shareholder Share Redemption”). Under Spanish law, in addition to the requirement of general shareholder approval, the Minority Shareholder Share Redemption must also be approved by (i) if at least fifty percent (50%) of the Minority Shares are present or represented at the applicable general shareholders’ meeting, the holders of a majority of the Minority Shares present or represented or (ii) if at least twenty-five percent (25%), but less than fifty percent (50%), of the Minority Shares are present or represented at the applicable general shareholders’ meeting, the holders of two-thirds of the Minority Shares present or represented.

There can be no assurance that the Minority Shareholder Share Redemption can be consummated. We will not be able to obtain the requisite approval for the Minority Shareholder Share Redemption without the support and approval of the requisite majority of the holders of the Minority Shares and there can be no assurance that the Special Minority Shareholder Approval will be obtained. Spanish law imposes certain conditions on a Minority Shareholder Share Redemption, and there can be no assurance that such conditions will be satisfied. In addition, the Minority Shareholder Share Redemption is subject to substantially more administrative process than would typically be the case in a merger or takeover of a company organized in the United States, and we expect the additional administrative process to result in a significant delay between the consummation of the Offer and the consummation of a Minority Shareholder Share Redemption. If the Minority Shareholder Share Redemption is consummated, each of the Minority Shares outstanding immediately prior to the effective time of the Minority Shareholder Share Redemption will confer on its holder solely the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes and deductions in respect of Spanish capital tax, and will be cancelled and extinguished upon registration of the share capital reduction in the Madrid Companies’ Registry. Holders should be aware, however, that the Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent) of exchanging Shares for cash pursuant to the Minority Shareholder Share Redemption may be less favorable to shareholders than the Spanish tax consequences arising out of tendering Shares in the Offer.

See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Minority Shareholder Share Redemption” for more information concerning the Minority Shareholder Share Redemption. See Section 5—“Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption” for a more detailed discussion of the main Spanish tax considerations relevant to the Offer and the Minority Shareholder Share Redemption.

If we do not acquire at least seventy percent (70%) of the total authorized and issued Shares or the Minority Shareholder Share Redemption is not approved, but we have acquired beneficial ownership of at least a majority of the total authorized and issued Shares pursuant to the Offer, we will have the right as described above in this “Introduction” to designate a majority of the board of directors of Telvent. We expect that such representation on the board of directors of Telvent will permit Schneider Electric to exert substantial influence over Telvent’s conduct of its business and operations. As a majority shareholder, Schneider Electric would continue to evaluate the business, operations, financial condition, capitalization, corporate structure, assets, properties, policies, management and personnel of Telvent and would take such actions as it deems appropriate under the circumstances then existing. See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Other Possible Measures.”

Telvent’s board of directors has (i) approved the Transaction Agreement, the Offer and the other transactions contemplated by the Transaction Agreement and (ii) recommended that Telvent’s shareholders accept the Offer and tender their Shares in the Offer.

Credit Suisse Securities (Europe) Limited (“Credit Suisse”) has delivered to Telvent’s board of directors an opinion, dated May 31, 2011, to the effect that, as of that date, and subject to the various assumptions and qualifications set forth therein, the Offer Price to be received in the Offer by holders of Shares is fair, from a financial point of view, to the holders of Shares other than Abengoa and its subsidiaries and Schneider Electric and its affiliates. A copy of the Credit Suisse opinion is included with Telvent’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and Telvent shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Credit Suisse.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions set forth in the Offer, Offeror will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” prior to the Expiration Time. The term “Expiration Time” means 12:00 midnight, New York City time, at the end of Tuesday, July 19, 2011, unless we extend the period during which the Offer is open in accordance with the Transaction Agreement, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

There is no financing condition to the Offer. The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer,” which include, among other things, (i) the satisfaction of the Minimum Condition, (ii) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, (iii) the issuance of a decision by the European Commission under the EU Merger Control Regulation declaring the transactions contemplated by the Transaction Agreement compatible with the EC Common Market or the deemed issuance of such decision and (iv) the receipt of all other requisite or advisable foreign antitrust clearances or approvals. See Section 15—“Conditions of the Offer” and Section 16—“Legal Matters; Required Regulatory Approvals.” Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase, promptly after the expiration of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Time.

Telvent, Offeror and Schneider Electric have agreed in the Transaction Agreement that, unless the Transaction Agreement has been terminated in accordance with its terms:

•

if at the then-scheduled Expiration Time, any condition to the Offer has not been satisfied or, in our sole discretion to the extent permitted, waived, we may, in our sole discretion, extend the Offer on one or more occasions, until such time as such condition or conditions are satisfied or waived;

•	we will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC or its staff, or NASDAQ applicable to the Offer;

•

in the event that any of the conditions of the Offer (other than the Minimum Condition) (see Section 15—“Conditions of the Offer”) have not been satisfied (or in our sole discretion, waived by us) as of any then-scheduled Expiration Time, then we, at Telvent’s request, will extend the Offer for a period of time reasonably requested by Telvent; and

•

in the event that the Minimum Condition has not been satisfied as of the then-scheduled Expiration Time and all of the other conditions to the Offer have been satisfied (or waived by us) as of such Expiration Time, then, at the request of Telvent, we will extend the Offer for one extension period of up to twenty (20) business days, the length of such period to be determined by Telvent in its sole discretion.

In no event, however, is Offeror required (or, without the prior consent of Telvent, permitted) to extend the Offer beyond December 31, 2011. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right to withdraw such Shares. See Section 4—“Withdrawal Rights.”

We expressly reserve the right to waive, in whole or in part, at any time and from time to time in our sole discretion, any of the conditions to the Offer set forth in Section 15—“Conditions of the Offer” and to make any change in the terms of or other conditions to the Offer; provided that Telvent’s consent is required for Offeror to, subject to applicable law, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Condition, (iv) add to the conditions to the Offer or amend or modify any condition to the Offer in a manner adverse to Telvent’s shareholders, (v) extend or otherwise change the Expiration Time other than as required or permitted by the Transaction Agreement, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to the shareholders of Telvent.

If Offeror makes a material change in the terms of the Offer or, to the extent permitted, waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of such offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Time, Offeror increases the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten (10) business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, Offeror will extend the Offer at least until the expiration of that period of ten (10) business days. If, prior to the Expiration Time, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration. As of the date of this Offer to Purchase, Offeror has no intention to increase the Offer Price.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Offeror may choose to make any public announcement, Offeror will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, Offeror will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

In accordance with Rule 14d-11 under the Exchange Act, following the satisfaction or, to the extent permitted, waiver, of all the conditions to the Offer and the acceptance for payment of all the Shares validly tendered and not properly withdrawn prior to the Expiration Time, Offeror has agreed in the Transaction Agreement to provide a subsequent offering period (the “Subsequent Offering Period”) of at least twenty (20) business days. Such Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender any Shares not previously tendered in the Offer. The Subsequent Offering Period will remain open for such period as Offeror will specify of at least twenty (20) business days, and during such Subsequent Offering Period (a) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (b) Offeror will immediately accept and promptly pay for Shares as they are tendered and (c) the price per Share will be the same as the Offer Price. We may, in our sole discretion, extend the Subsequent Offering Period by any period or periods, subject to the provisions of Rule 14d-11 under the Exchange Act. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during the Subsequent Offering Period. The Subsequent Offering Period is not an extension of the Offer, which already would have been completed. For purposes of the Offer, including for the purposes of determining the Expiration Time, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

Offeror has not at this time made a decision regarding whether the Subsequent Offering Period would be longer than the minimum of twenty (20) business days required by the Transaction Agreement. Offeror will make a public announcement of the Subsequent Offering Period or, if it elects to extend the Subsequent Offering Period, the extension of the Subsequent Offering Period no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time following which Offeror accepts for payment all the Shares validly tendered in the Offer or the date of termination of the Subsequent Offering Period, as applicable.

Telvent has provided us with lists (and, if available, computer files) of its shareholders, non-objecting beneficial owners, mailing labels, the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares, non-objecting beneficial owners and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

We agreed in the Transaction Agreement to commence a tender offer for all of Telvent’s outstanding 5.50% Senior Subordinated Convertible Notes due 2015 (the “Convertible Notes”) prior to the Offer Acceptance Time (as defined in Section 2—“Acceptance for Payment and Payment for Shares”) on such terms and subject to conditions as are determined in Schneider Electric’s absolute discretion (see Section 10—“The Transaction Documents—(a) The Transaction Agreement—Convertible Notes”). In accordance with the Transaction Agreement, as soon as practicable after the commencement of the Offer, the Offeror will commence a tender offer (the “Convertible Notes Offer”) to purchase all of the issued Convertible Notes at a price for each $1,000 principal amount of Convertible Notes tendered equal to the aggregate Offer Price for such principal amount of Convertible Notes calculated on an as-if-converted basis taking into account the effect of the consummation of the Offer at the Offer Acceptance Time on the conversion rate of the Convertible Notes, on the terms and subject to the conditions set forth in the offer to purchase with respect to the Convertible Notes Offer. The Convertible Notes Offer is scheduled to expire soon after or concurrently with the Offer (as it may be extended as described herein). The Convertible Notes Offer, among other things, is conditioned upon there being validly tendered in the Offer, and not validly withdrawn prior to the Expiration Time, a number of Shares representing at least a majority of the number of Shares authorized and issued as of the Expiration Time. The Offer is not conditioned upon the principal amount of the Convertible Notes tendered in the Convertible Notes Offer or upon the Convertible Notes Offer in any other respect.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will accept for payment and pay for (i) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Time (the time of such acceptance for payment, the “Offer Acceptance Time”) and (ii) each Share validly tendered in the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Transaction Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with applicable laws. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act and under the EU Merger Control Regulation, see Section 16—“Legal Matters; Required Regulatory Approvals.”

In all cases (including during the Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares;” (ii) the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payment to validly tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment or for any other reason.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

Offeror reserves the right, subject to the provisions of the Transaction Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Time of the Offer to be extended under applicable law. Pursuant to the Transaction Agreement, Schneider Electric has guaranteed the obligation of Offeror to pay the Offer Price for all Shares validly tendered and accepted for payment in the Offer.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, and either (i) you must deliver Share Certificates evidencing tendered Shares to the Depositary at such address or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive a Book-Entry Confirmation, in each case, prior to the Expiration Time, or (ii) you must comply with the guaranteed delivery procedures set forth below under “Guaranteed Delivery”.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3—“Procedures for Accepting the Offer and Tendering Shares”, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates evidencing the Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery of Share Certificates.

Guaranteed Delivery. If you wish to tender Shares in the Offer and the Share Certificates evidencing such Shares are not immediately available or you cannot deliver the Share Certificates evidencing such Shares and all other required documents to the Depositary prior to the Expiration Time, or you cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed notice of guaranteed delivery in the form provided by us with the Offer to Purchase (the “Notice of Guaranteed Delivery”) is received by the Depositary (as provided below) prior to the Expiration Time; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, payment to holders of Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3—“Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the option and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Time.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

For Shares to be validly tendered during the Subsequent Offering Period (including any extension thereof), the tendering shareholder must comply with the foregoing procedures, except that required documents must be received during the Subsequent Offering Period.

United States Backup Withholding and Information Reporting. Payments made with respect to the sale of Shares pursuant to the Offer and the Minority Shareholder Share Redemption generally will be subject to information reporting and backup withholding tax, currently at the rate of 28%, if a U.S. Holder (as defined in Section 5—“Certain Tax Consequences—(a) Certain United States Federal Income Tax Consequences”) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), furnishes an incorrect U.S. taxpayer identification number or otherwise fails to comply with U.S. certification requirements. Non-U.S. Holders should submit an appropriate and properly completed Internal Revenue Service Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed a refund or a credit against a shareholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the Internal Revenue Service (the “IRS”).

See Instruction 11 of the Letter of Transmittal and Section 5—“Certain Tax Consequences—(a) Certain United States Federal Income Tax Consequences” for additional information.

Spanish Withholding Tax Issues. Under Spanish tax law, as a general rule, capital gains arising from the transfer of the Shares as a consequence of the Offer will not be subject to Spanish withholding tax on account of Spanish taxes, regardless of whether or not the relevant holder is resident in Spain for tax purposes.

The receipt of a cash payment by either Spanish Holders or Non-Spanish Holders (each as defined in Section 5—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption”) pursuant to the Minority Shareholder Share Redemption will be treated by the Spanish tax authorities as a dividend payment to the extent paid out of Telvent’s undistributed earnings. Telvent will withhold Spanish tax at a rate of 19% on any such deemed dividend payment, unless, in the case of a Non-Spanish Holder, Telvent receives documentary evidence pursuant to applicable Spanish tax law and regulations, establishing such Non-Spanish Holder’s entitlement to benefit from a reduction or elimination of such tax pursuant to a double taxation convention. In addition, Telvent will deduct from the gross amount payable Spanish capital tax at a rate of 1% on any such cash payment made to Holders as a consequence of the Minority Shareholder Share Redemption that corresponds to a share capital reduction of Telvent.

See Section 5—“Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption” for additional information.

Appointment of Proxy. By executing the Letter of Transmittal and tendering Share Certificates or completing the procedure for book-entry transfer, as set forth above, the tendering shareholder will irrevocably appoint Offeror’s designees, and each of them, as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to Shares tendered by such shareholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept for payment Shares tendered by such shareholder in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). Offeror’s designees will thereby, subject to Spanish law, be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the shareholders of Telvent, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Offeror must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the shareholders of Telvent.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, except the Minimum Condition or any defect or irregularity in any tender of Shares by any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of Schneider Electric, Offeror, or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent, Telvent or any other person or entity will be under any duty to give any notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS

Except as described in this Section 4—“Withdrawal Rights”, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time prior to the Expiration Time (including any extension of such time) and you may also withdraw such Shares at any time after August 20, 2011, unless we have already accepted such Shares for payment. No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such Subsequent Offering Period.

If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4—“Withdrawal Rights”, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4—“Withdrawal Rights”, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Schneider Electric, Offeror or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent, Telvent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	CERTAIN TAX CONSEQUENCES

(a)	Certain United States Federal Income Tax Consequences

This Section 5(a) contains a summary of the material U.S. federal income tax consequences of the Offer and the Minority Shareholder Share Redemption to beneficial owners of Shares who exchange their Shares for cash pursuant to the Offer or pursuant to the Minority Shareholder Share Redemption. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Minority Shareholder Share Redemption or that any such contrary position would not be sustained by a court.

This Section 5(a) is limited to beneficial owners who hold Shares (each, a “Shareholder,” and collectively, “Shareholders”) as capital assets. In addition, this Section 5(a) does not address tax considerations which may be applicable to a Shareholder’s particular circumstances or to (i) Shareholders that may be subject to special tax rules (e.g., financial institutions, mutual funds, insurance companies, broker-dealers, those whose functional currency is not the U.S. dollar, tax-exempt organizations and certain former U.S. citizens or long-term residents of the United States) or (ii) Shareholders who acquired Shares in connection with stock option, stock purchase, stock appreciation right, restricted stock unit or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this Section 5(a) does not address any U.S. federal estate or gift tax or alternative minimum tax consequences, nor any state, local or foreign tax consequences, of the Offer and the Minority Shareholder Share Redemption. For a summary of certain Spanish tax aspects of the Offer and the Minority Shareholder Share Redemption, see Section 5—“Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption.”

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MINORITY SHAREHOLDER SHARE REDEMPTION ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. THIS IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER U.S. FEDERAL TAX LAWS.

U.S. Holders. The term a “U.S. Holder” means a Shareholder that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Minority Shareholder Share Redemption.

Sale of Shares. A U.S. Holder’s sale of Shares pursuant to the Offer or the Minority Shareholder Share Redemption will be a taxable transaction for U.S. federal income tax purposes. Subject to the passive foreign investment company (“PFIC”) discussion below, gain or loss, if any, realized by a U.S. Holder on the sale of Shares generally will be subject to United States federal income taxation as a capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Shares and the amount realized on the disposition. Capital gain of a non-corporate U.S. Holder on capital assets that have been held for more than one year will generally be subject to a maximum United States federal income tax rate of 15%. Deduction for capital losses are subject to certain limitations.

PFIC Rules. U.S. Holders that sell their Shares pursuant to the Offer or the Minority Shareholder Share Redemption may be subject to rules different from the rules described above if Telvent is or was a PFIC for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the Shares. In general, a non-U.S. corporation is considered as a PFIC for any taxable year in which at least seventy-five percent (75%) or more of its gross income is “passive” income (such as rents, royalties, interest, dividends and the like) or at least fifty percent (50%) of the quarterly average value of its assets are attributable to “passive assets” (generally assets that generate passive income). In addition, if a non-U.S. corporation owns at least twenty-five percent (25%) by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. Neither Telvent nor Schneider Electric has determined whether Telvent is or was a PFIC.

If Telvent is or has been a PFIC during a U.S. Holder’s period of ownership of Shares, and such U.S. Holder has not made an election to treat Telvent as a “qualified electing fund” under Section 1295 of the Code or a mark-to-market election under Section 1296 of the Code, the U.S. Holder will be subject to special rules with respect to any gain recognized on the sale or other taxable disposition of Shares. Under these rules, any gain recognized on the sale of the Shares pursuant to the Offer or the Minority Shareholder Share Redemption generally must be ratably allocated to each day of a U.S. Holder’s holding period for the Shares. The amount of any such gain allocated to the taxable year of disposition and to the taxable years before Telvent became a PFIC, if any, will be taxed for U.S. federal income tax purposes as ordinary income. The amounts allocated to any other taxable year will be subject to U.S. federal income tax at the highest rate of tax applicable to ordinary income in each such year, and an interest charge will be imposed on the tax liability for each such year, calculated as if such tax liability had been due for each such year.

The PFIC rules are complex and fact-specific, and each U.S. Holder should consult his, her or its own legal counsel regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the U.S. Holder’s sale of Shares pursuant to the Offer or the Minority Shareholder Share Redemption.

Foreign Tax Credit. For United States foreign tax credit limitation purposes, amounts received by a U.S. Holder that are treated as capital gains generally will be treated as income from sources within the United States. For the purposes of calculating the foreign tax credit, the income would be “passive category income” or “general category income.” The rules governing the foreign tax credit are complex. It is possible that none of the Spanish taxes imposed in connection with the Offer and the Minority Shareholder Share Redemption will be creditable in the United States. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

United States Backup Withholding and Information Reporting. Payments made with respect to the sale of Shares pursuant to the Offer and the Minority Shareholder Share Redemption generally will be subject to information reporting and backup withholding tax, currently at the rate of 28%, if a U.S. Holder fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), furnishes an incorrect U.S. taxpayer identification number or otherwise fails to comply with U.S. certification requirements. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the United States backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, provided that such U.S. Holder furnishes required information to the IRS on a timely basis.

(b)	Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption

General. This Section 5(b) contains a summary of the material Spanish tax consequences of the Offer and the Minority Shareholder Share Redemption for Spanish and Non-Spanish Holders (as these terms are defined below). This summary is not a complete analysis or listing of all the possible Spanish tax consequences of such transactions and does not address all tax considerations that may be relevant to all categories of potential holders, some of whom may be subject to special rules. In particular, this tax section does not address the Spanish tax consequences applicable to “look-through” entities (such as trusts or estates) that may be subject to the tax regime applicable to such non-Spanish tax resident entities under the Spanish Non-Resident Income Tax (“NRIT”) Law.

Accordingly, holders of the Shares should consult their own tax advisors as to the applicable tax consequences of the exchange of Shares for cash pursuant to the Offer and the Minority Shareholder Share Redemption, as the case may be, including the effect of tax laws of any other jurisdiction, based on their particular circumstances.

The description of Spanish tax laws set forth below is based on law currently in effect in Spain as of the date of this Offer to Purchase, and on administrative interpretations of Spanish law. As a result, this description is subject to any changes in such laws or interpretations occurring after the date hereof, including changes having retroactive effect.

As used in this Section 5(b), the term “Spanish Holder” means a beneficial owner of the Shares (i) who is either (A) an individual or corporation resident for tax purposes in Spain or (B) an individual or corporation not resident for tax purposes in Spain but whose ownership of Shares is effectively connected with a permanent establishment in Spain through which such holder carries on or has carried on business or with a fixed base in Spain from which such holder performs or has performed independent personal services and (ii) who is not treated as owning 5% or more of the Shares. The term “Non-Spanish Holder” means a beneficial owner of the Shares (i) who is an individual or corporation resident for tax purposes in any country other than Spain, (ii) whose ownership of Shares is not effectively connected with a permanent establishment in Spain through which such holder carries on or has carried on business or with a fixed base in Spain from which such holder performs or has performed independent personal services and (iii) who is not treated as owning 5% or more of the Shares.

Spanish Holders

Indirect Taxation. The transfer of the Shares as a result of the Offer or the Minority Shareholder Share Redemption, as the case may be, shall be exempt from Transfer Tax, Stamp Duty and Value Added Tax, in accordance with the terms and with the exceptions set out in article 108 of the Securities Market Law. However, any share capital reduction that Telvent carries out in connection with the Minority Shareholder Share Redemption will be subject to Spanish capital tax at a 1% rate. Telvent will deduct from the gross amount payable such Spanish capital tax on any such cash payment made to Holders as a consequence of the Minority Shareholder Share Redemption.

Direct Taxation—Individuals: Pesonal Income Tax

Offer. Gains or losses recorded by a Spanish Holder as a result of the transfer of the Shares pursuant to the Offer will qualify for the purposes of the Spanish personal income tax law (Ley 35/2006, de 28 de noviembre, del Impuesto sobre la Renta de las Personas Físicas y de modificación parcial de las leyes de los Impuestos sobre Sociedades, sobre la Renta de no Residentes y sobre el Patrimonio) (“LPIT”) as capital gains or losses and will be subject to taxation according to the general rules applicable to capital gains. Generally speaking, the amount of capital gains or losses shall be the difference between the Shares’ acquisition value (plus any fees or taxes incurred) and the agreed transfer price (i.e., the Offer Price), less any fees or taxes incurred. Capital gains or losses arising from the transfer of Shares by the Spanish Holders shall be included in the savings taxable base corresponding to the period in which the transfer takes place, and any gain resulting from such compensation will be taxed at a flat rate of 19% in the first €6,000 and 21% for any amount in excess of €6,000. Capital gains arising from the transfer of the Shares are not subject to withholding tax on account of personal income tax.

Minority Shareholder Share Redemption. The Spanish tax laws do not provide unambiguous rules regarding the tax treatment applicable to the receipt of cash pursuant to transactions such as the Minority Shareholder Share

Redemption. However, based on certain court and administrative interpretations and practice thereof, and depending on a number of factors, such as the source of the redemption price (i.e., whether it is distributed against share capital, share premium or distributable reserves), the receipt of a cash payment by Spanish Holders pursuant to the Minority Shareholder Share Redemption will be treated by the Spanish tax authorities as a dividend payment to the extent paid out of Telvent’s undistributed earnings and, as such, would be included in the savings taxable base as explained in the preceding paragraph. Telvent will withhold Spanish tax at a rate of 19% on any such deemed dividend payment, which withholding will be available as a tax credit to the individual Spanish Holders to the extent permitted under the applicable Spanish law. Individual Spanish Holders are urged to consult their own tax advisors as to the applicable tax consequences of the exchange of Shares for cash pursuant to the Minority Shareholder Share Redemption.

Direct Taxation—Legal Entities. Corporate Income Tax

Offer. The gain or loss arising on transfer of the Shares as a consequence of the Offer will be included in the taxable base of corporate income tax taxpayers, or of NRIT taxpayers who operate, with respect to the Shares, through a permanent establishment in Spain, in the manner contemplated in articles 10 et seq. of the Spanish corporate income tax law (Real Decreto Legislativo 4/2004, de 5 de marzo, por el que se aprueba el texto refundido de la Ley del Impuesto sobre Sociedades) (“LCIT”), being taxed generally at a flat rate of 30%. Income deriving from Share transfers is not subject to withholding on account of corporate income tax.

Minority Shareholder Share Redemption. Any gain realized by corporate Spanish Holders pursuant to the Minority Shareholder Share Redemption will be included in the CIT taxable base as explained in the preceding section.

In addition, the receipt of a cash payment by corporate Spanish Holders pursuant to the Minority Shareholder Share Redemption will be treated by the Spanish tax authorities as a dividend payment to the extent paid out of Telvent´s undistributed earnings. Telvent will withhold Spanish tax at a rate of 19% on any such deemed dividend payment, which withholding will be available as a tax credit to the corporate Spanish Holders to the extent permitted under the applicable Spanish law.

Corporate Spanish Holders are urged to consult their own tax advisors as to the applicable tax consequences of the exchange of Shares for cash pursuant to the Minority Shareholder Share Redemption.

Non-Spanish Holders

Direct Taxation

Offer. Capital gains derived from the transfer or sale of the Shares as a consequence of the Offer will be deemed income arising in Spain, and, therefore, are taxable in Spain at a general tax rate of 19%. Capital gains and losses will be calculated separately for each transaction. It is not possible to offset losses against capital gains. However, capital gains derived from the Shares will be exempt from taxation in Spain in either of the following cases:

•

Capital gains obtained directly by any Non-Spanish Holder resident of another EU Member State or indirectly through a permanent establishment of such Non-Spanish Holder in a EU Member State other than Spain, provided that (i) the assets of Telvent do not mainly consist of, directly or indirectly, Spanish real estate; (ii) during the preceding twelve months the Non-Spanish Holder has not held a direct or indirect interest of at least 25% in Telvent´s capital or net equity; and (iii) the gain is not obtained through a country or territory defined as a tax haven under applicable Spanish regulations.

•	Capital gains realized by Non-Spanish Holders who benefit from a double taxation convention that provides for taxation only in the Non-Spanish Holder’s country of residence.

Non-Spanish Holders must submit a Spanish tax form (currently, Form 210) within the time periods set out in the applicable Spanish laws and regulations to pay the applicable tax or qualify for an exemption. In order for the exemptions mentioned above to apply, a Non-Spanish Holder must provide a certificate of tax residence issued by the tax authority of its country of residence together with the form. Those Non-Spanish Holders wishing to avail themselves of an exemption under a double taxation convention must submit a certificate issued by the tax authority of their country of residence stating that, to the best knowledge of such authority, the Non-Spanish Holder is resident of such country within the meaning of the relevant double taxation convention or an equivalent document meeting the requirements of the regulations or rules promulgated pursuant to the relevant double taxation convention, together with the Spanish tax form. The Non-Spanish Holder or its authorized Spanish tax representative, if any, may make such filing. The obligation to pay this capital gains tax is not enforced through withholding. The certificate of tax residence mentioned above will be generally valid for a period of one year after its date of issuance.

Minority Shareholder Share Redemption. The receipt of cash payment by Non-Spanish Holders pursuant to the Minority Shareholder Share Redemption will be treated by the Spanish tax authorities as a dividend payment to the extent paid out of Telvent’s undistributed earnings. Telvent will withhold Spanish tax at a rate of 19% on any such deemed dividend payment, unless Telvent receives documentary evidence pursuant to applicable Spanish tax law and regulations, establishing such Non-Spanish Holder’s entitlement to benefit from a reduction or elimination of such tax pursuant to a double taxation convention. Non-Spanish Holders are urged to consult their own tax advisors as to the applicable tax consequences of the exchange of Shares for cash pursuant to the Minority Shareholder Share Redemption.

Indirect Taxation. The transfer of the Shares as a result of the Offer or the Minority Shareholder Share Redemption, as the case may be, shall be exempt from Transfer Tax, Stamp Duty and Value Added Tax, in accordance with the terms and with the exceptions set out in article 108 of the Securities Market Law. However, any share capital reduction that Telvent carries out in connection with the Minority Shareholder Share Redemption will be subject to Spanish capital tax at a 1% rate. Telvent will deduct from the gross amount payable such Spanish capital tax on any such cash payment made to Non-Spanish Holders as a consequence of the Minority Shareholder Share Redemption.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on NASDAQ under the symbol “TLVT.” The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on NASDAQ during each quarter presented.

	High	Low
Fiscal 2009
First Quarter	$14.73	$9.97
Second Quarter	21.67	12.50
Third Quarter	29.40	20.13
Fourth Quarter	38.98	27.51
Fiscal 2010
First Quarter	$40.63	$27.33
Second Quarter	31.69	16.70
Third Quarter	22.62	17.12
Fourth Quarter	26.44	22.97
Fiscal 2011
First Quarter	$30.00	$26.85
Second Quarter (through June 20, 2011)	39.88	27.42

On May 31, 2011, the last full day of trading prior to the announcement of the terms of the Offer, the reported closing price on NASDAQ for the Shares was $34.45 per Share. On June 20, 2011, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on NASDAQ for the Shares was $39.88 per Share. The Offer Price represents a premium of approximately thirty-six percent (36%) over the average price of the Shares for the three month period ended May 31, 2011. Shareholders are urged to obtain current market quotations for the Shares prior to deciding whether to tender.

According to its Annual Report on Form 20-F for the year ended December 31, 2010 filed with the SEC, (i) on May 12, 2009, Telvent paid a dividend in cash on the Shares in the amount of € 0.36 per Share to its shareholders of record on April 28, 2009, (ii) on June 24, 2008, Telvent paid a dividend in cash on the Shares in the amount of € 0.34 per Share to its shareholders of record on June 10, 2008 and (iii) otherwise, Telvent did not distribute any dividends during the years ended December 31, 2010, 2008 or 2009. Under the Transaction Agreement, Telvent is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Schneider Electric. If we acquire control of Telvent, we currently intend that no dividends will be declared on the Shares prior to the Minority Shareholder Share Redemption.

7.	INFORMATION CONCERNING TELVENT

Except as specifically described herein, the information concerning Telvent contained in this Offer to Purchase has been taken from or is based upon information furnished by Telvent or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Telvent’s public filings with the SEC (which may be obtained and inspected as described below) and should be reviewed in conjunction with the more comprehensive financial and other information contained in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue or incomplete in any material respect. However, none of Schneider Electric, Offeror, or any of their respective affiliates, the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning Telvent, whether furnished by Telvent or contained in such documents or records, or for any failure by Telvent to disclose events that may have occurred or may affect the significance or accuracy of any such information.

General. Telvent is a sociedad anónima organized under the laws of the Kingdom of Spain with its principal executive offices located at Valgrande, 6, 28108 Alcobendas, Madrid, Spain. The telephone number at that location is +34 902-33-55-99. Telvent is a real-time information technology solutions and information provider that specializes in providing high value-added solutions for customers in critical infrastructure markets, including energy, transportation, environment, and agriculture. Telvent develops and integrates software and information technology solutions that manage complex systems such as utility grids, traffic networks and pipelines, and provides decision-making information in real-time which are designed to enable its customers to increase efficiency and achieve benefits such as reduced energy consumption, carbon emissions and waste of scarce resources (such as water) and increased reliability of electricity distribution. Telvent also (i) provides consulting, outsourcing and information technology management services and (ii) delivers market intelligence, commercial weather, trading and supply-chain services supporting the production, trading and distribution of agriculture and energy commodities.

Available Information. The Shares are registered under the Exchange Act. Telvent is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and to furnish other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants, including Telvent, that file electronically with the SEC. Telvent maintains an Internet website at www.telvent.com/en that investors and interested parties can access, free of charge, to obtain copies of annual reports, financial statements, and corporate governance reports. Telvent’s website also includes a link to the NASDAQ website, www.nasdaq.com, which maintains a database of some of Telvent’s SEC filings. Telvent’s internet website and the information contained therein or linked thereto are not intended to be incorporated into this Offer to Purchase.

Summary Financial Information. Set forth below is certain summary financial information for Telvent and its consolidated subsidiaries excerpted from Telvent’s annual report on Form 20-F for the fiscal year ended December 31, 2010, its annual report on Form 20-F for the fiscal year ended December 31, 2009, its report of foreign private issuer on Form 6-K for the month of May 2011 and its report of foreign private issuer on Form 6-K for the month of May 2010. More comprehensive financial information is included in such reports and other documents filed by Telvent with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In thousands of €)
Operating Data:
Revenues	163,710	157,731	723,856	791,053	724,613
Income from operations	13,497	13,679	56,559	77,260	63,237
Net Income	5,291	6,058	46,953	39,251	31,354

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(In thousands of €)
Balance Sheet Data:
Total assets	1,282,090	1,207,853	1,252,303	1,108,630	1,051,223
Total liabilities	940,536	898,813	899,694	828,646	778,839
Total shareholders’ equity	340,947	308,768	352,100	279,776	252,267

Projected Financial Information. In mid-May 2011, during the course of our due diligence review, Telvent provided to Schneider Electric via an electronic data room a written projection of Telvent’s estimated EBITDA (as defined in Telvent’s report of foreign private issuer on Form 6-K for the month of February 2011) and revenues for fiscal year 2011, in each case, net of certain non-GAAP items used by Telvent to supplement its financial statements (as described in Telvent’s report of foreign private issuer on Form 6-K for the month of February 2011). The projected financial information provided by Telvent to Schneider Electric is consistent in substance with Telvent’s guidance regarding revenues, EBITDA margin and earnings per Share for fiscal year 2011 that has been publicly filed with the SEC in its report of foreign private issuer on Form 6-K for the month of February 2011 and publicly disclosed in its Q1 2011 Earnings Presentation, dated May 16, 2011, copies of which can be obtained at Telvent’s website at http://www.telvent.com/en. Neither Telvent nor any of its representatives provided to Schneider Electric any projected financial information for any period or periods beyond fiscal year 2011. Although Schneider Electric was provided with certain projections as described above, it did not base its evaluation of Telvent on these projections. None of Schneider Electric or any of its affiliates or representatives participated in preparing, and they do not express any view on, the projections publicly disclosed by Telvent in its report of foreign private issuer on Form 6-K for the month of February 2011 or in its Q1 2011 Earnings Presentation, dated May 16, 2011.

This reference to such financial projections is not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer, but only because consistent financial forecasts were made available by Telvent to Schneider Electric. The forecasts provided by Telvent in its report of foreign private issuer on Form 6-K for the month of February 2011 or in its Q1 2011 Earnings Presentation, dated May 16, 2011, should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Telvent contained in Telvent’s public filings with the SEC. Shareholders are cautioned not to place undue, if any, reliance on such projections.

8.	INFORMATION CONCERNING SCHNEIDER ELECTRIC AND OFFEROR

Schneider Electric is a société anonyme organized under the laws of the Republic of France. Schneider Electric is listed on the Eurolist of the Euronext Paris market under the symbol “SU.” The address of the principal executive and business office of Schneider Electric is 35 rue Joseph Monier, 92500 Rueil Malmaison, France. Schneider Electric is a global specialist in energy management, dedicated to offering integrated solutions across multiple market segments, including energy and infrastructure, industrial processes, building automation and data centers/networks. Schneider Electric has a presence in more than 100 countries with over 110,000 employees and is focused on making energy safe, reliable and efficient.

Offeror is a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Schneider Electric. The address of the principal executive and business office of Offeror is c/ Bac de Roda, nº 52, Edificio A, 08019 Barcelona, Spain. The telephone number at that location is +34 934-84-31-00. Offeror conducts the business of Schneider Electric SA globally and primarily in Spain and the Iberian zone.

The name, business address, citizenship, present principal occupation or employment and employment history for the past five years of each of the directors and executive officers of Schneider Electric and Offeror are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of Offeror, Schneider Electric or, to the best knowledge of Offeror and Schneider Electric, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase and in Schedule I hereto, none of Schneider Electric, Offeror or, to the best knowledge of Schneider Electric and Offeror, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Schneider Electric or Offeror or any of the persons so listed (i) beneficially owns or has any right to acquire, directly or indirectly, any Shares or (ii) has effected any transaction in the Shares during the past 60 days.

Except as set forth in this Offer to Purchase, none of Schneider Electric, Offeror or any of their respective subsidiaries or, to the best knowledge of Schneider Electric and Offeror, any of the persons listed on Schedule I hereto has had during the past two years any transaction with Telvent or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Schneider Electric, Offeror or any of their respective subsidiaries or, to the best knowledge of Schneider Electric and Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Telvent or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of Telvent securities, an election of Telvent directors or a sale or other transfer of a material amount of Telvent assets during the past two years.

9.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH TELVENT AND ABENGOA

Schneider Electric continually monitors the competitive landscape of the energy management market to identify and follow opportunities of strategic interest. As part of this continuous review, Schneider Electric had identified Telvent as a company that was in a business segment of potential interest, due in large part to its solution capabilities for the smart grid and mission-critical infrastructure.

On March 29, 2011, Emmanuel Babeau, the chief financial officer of Schneider Electric, met in person with Manuel Sánchez Ortega, the chief executive officer of Abengoa, which through two indirect wholly owned subsidiaries owns 40% of the Shares, and Amando Sanchez Falcon, the chief financial officer of Abengoa, together with a representative of Banco Santander, financial advisor to Schneider Electric. During this meeting, there was an initial discussion about the businesses and histories of Schneider Electric, Abengoa and Telvent, and a possible transaction pursuant to which Schneider Electric would acquire Abengoa’s 40% stake in Telvent.

On April 29, 2011, Mr. Babeau sent a letter to Abengoa via email to Messrs. Sánchez Ortega and Sanchez Falcon setting forth an indicative proposal to acquire 100% of the Shares, including the Shares held by Abengoa, for a purchase price of $37 per Share. In his letter, Mr. Babeau proposed as a next step a presentation of the Schneider Electric proposal to the board of directors of Telvent and the execution of a confidentiality agreement and an exclusivity agreement among Telvent, Abengoa and Schneider Electric.

During the period from April 30, 2011 to May 3, 2011, Mr. Babeau and Mr. Sánchez Ortega had telephone conversations regarding the Schneider Electric proposal, during which Mr. Sánchez Ortega informed Mr. Babeau that Schneider Electric’s indicative offer price of $37 per Share was too low to warrant the commencement of due diligence and that in order for Abengoa to move forward with the exploration of the proposed transaction Abengoa would also require certainty that it would be able to dispose of its entire 40% stake in the transaction.

On May 4, 2011, Mr. Babeau sent a revised indicative proposal via email to Messrs. Sánchez Ortega and Sanchez Falcon stating that Schneider Electric was prepared to consider a tender offer structure in which the minimum tender condition was set at 40%, thereby ensuring Abengoa’s ability to sell its entire stake, provided that Abengoa irrevocably committed to tender all of its Shares into the Schneider Electric offer. Mr. Babeau’s letter also stated that Schneider Electric was prepared to increase its indicative offer price to $38 per Share and, if due diligence were to reveal incremental value in Telvent, to consider increasing its offer price by up to an additional $2 per Share.

On May 5, 2011, Mr. Sánchez Ortega called Mr. Babeau to inform him that the May 4 letter provided a basis for continuing discussions and that Abengoa was prepared to enter into, and to recommend to Telvent that it agree to enter into, exclusive negotiations with Schneider Electric regarding a potential transaction. Thereafter, on May 6, 2011 representatives of DLA Piper LLP, Abengoa’s outside counsel, sent a draft confidentiality and standstill agreement and a draft exclusivity agreement to Debevoise & Plimpton LLP, Schneider Electric’s outside counsel. Together with representatives of Squire, Sanders & Dempsey (US) LLP, Telvent’s outside counsel, and Uria Menendez, Schneider Electric’s Spanish counsel, DLA Piper and Debevoise & Plimpton negotiated the terms of a confidentiality and standstill agreement (the “Confidentiality Agreement”) and an exclusivity agreement among Telvent, Abengoa and Schneider Electric, which agreements were executed on May 8, 2011. The exclusivity agreement required Abengoa and Telvent to negotiate exclusively with Schneider Electric with respect to a potential acquisition of the Shares for a period of time running from May 8, 2011 to June 1, 2011.

Beginning May 9, 2011, representatives of Schneider Electric, including its financial advisors Banco Santander and Crédit Agricole CIB (each as defined in Section 17—“Fees and Expenses”), and its legal and accounting advisors, provided due diligence information requests to Telvent. On May 11, 2011, Telvent began to provide due diligence information to Schneider Electric and its representatives via an electronic data room.

On May 12, 2011, the board of directors of Telvent appointed a special committee consisting of four independent directors to review and negotiate the proposed transaction on behalf of the public shareholders of Telvent.

On May 12, 2011, Jean-Pascal Tricoire, the chief executive officer of Schneider Electric, and Mr. Babeau and other senior managers of Schneider Electric met in Madrid with Ignacio Gonzalez, Telvent’s chief executive officer, Javier Garoz, Telvent’s chief operating officer, Manuel Fernandez Maza, Telvent’s chief financial officer, and Lidia Garcia Paez, the general counsel of Telvent, to make a presentation on Schneider Electric’s business and strategy and hear a presentation by Telvent management on the business, strategy and financial condition of Telvent. Representatives from Banco Santander and Credit Suisse Securities (Europe) Limited (“Credit Suisse”), financial advisors to Schneider Electric and Telvent, respectively, also attended this meeting.

On May 12, 2011, DLA Piper provided a draft of an irrevocable undertaking agreement to Debevoise & Plimpton, pursuant to which Abengoa would agree to tender its shares into an offer. On May 17, 2011, Debevoise & Plimpton provided counsel to Telvent and Abengoa with a draft of a transaction agreement, which contemplated a tender offer by Schneider Electric for all the shares of Telvent and the recommendation by the Telvent board of the Schneider Electric offer and contained other customary provisions, including representations and warranties, covenants, conditions to the offer and a requirement that Telvent pay Schneider Electric a break-up fee in the event that the Telvent board were to change its recommendation in the event of a competing superior offer.

On May 13, 2011, the special committee engaged Baker & McKenzie LLP as independent legal counsel. Additionally, Telvent and the board of directors of Telvent formally engaged Credit Suisse as their financial advisor.

On May 17, 2011, Peter Wexler, the general counsel of Schneider Electric, together with representatives of Debevoise & Plimpton held a preliminary due diligence call with Ms. Garcia and representatives of Squire, Sanders & Dempsey. On May 23, 2011, Mr. Wexler met with Ms. Garcia in Madrid, together with their respective outside counsel, to continue the due diligence investigation of Telvent’s legal affairs and contractual relations.

On May 17, 2011, by telephone conference call, Mr. Babeau and Philippe Delorme, executive vice president for strategy of Schneider Electric made a presentation to the members of the special committee, in which they outlined Schneider Electric’s strategic vision for integrating Telvent’s business and expanding its ability to reach new customers.

On May 18, 2011, representatives from Schneider Electric and Abengoa’s tax departments conducted a conference call to discuss tax matters at Telvent.

On May 20, 2011, representatives from Schneider Electric together with Banco Santander and Crédit Agricole CIB conducted a conference call with Manuel Fernandez Maza, chief financial officer of Telvent to discuss accounting and finance items as part of the due diligence process.

On May 23, representatives from Schneider Electric, together with PricewaterhouseCoopers, Schneider Electric’s accounting advisor, Debevoise & Plimpton, Banco Santander and Crédit Agricole CIB, conducted a conference call with representatives of Telvent to discuss the service relationships between Telvent and Abengoa, human resources and risk management practices.

On May 23, 2011, Mr. Babeau sent a letter by email to Mr. Sánchez Ortega stating that, subject to the completion of due diligence, Schneider Electric believed it would be in a position to confirm an increase in the offer price from $38 to $40 per Share by the end of that week.

During the period from May 17, 2011 to May 31, 2011, the legal advisors to the respective parties, including the legal advisors to the special committee, negotiated the terms of the Transaction Agreement and the Irrevocable Undertaking Agreement.

Between May 17, 2011 and May 24, 2011, initial and revised drafts of the principal transaction documents were circulated and representatives of Squire, Sanders & Dempsey, Baker & McKenzie, DLA Piper, Debevoise & Plimpton, Uria Menendez and Schneider Electric held an initial conference call to address proposed changes to the Agreement. On May 25, 2011, representatives of Squire, Sanders & Dempsey, Baker & McKenzie, DLA Piper, Debevoise & Plimpton, Uria Menendez and Schneider Electric held a conference call to negotiate the Transaction Agreement. The discussions covered many aspects of the Transaction Agreement and included changes related to appropriate representations, warranties and covenants in light of legal due diligence review and initial negotiations related to non-solicitation obligations, efforts to obtain antitrust regulatory approvals, employee matters and minority shareholder protection provisions. On May 27, 2011, representatives of Squire, Sanders & Dempsey, Baker & McKenzie, DLA Piper, Debevoise & Plimpton, Uria Menendez and Schneider Electric conducted a conference call to discuss the Transaction Agreement. During the call, it was agreed to remove the termination fee from the Transaction Agreement and the negotiations continued regarding non-solicitation obligations and the scope of minority protections provided to Telvent’s shareholders, including the percentage ownership of Telvent held by Offeror at which minority shareholder protections would not continue to apply. On May 29, 2011 and May 30, 2011, representatives of Squire, Sanders & Dempsey, Baker & McKenzie, DLA Piper, Debevoise & Plimpton and Uria Menendez conducted a series of conference calls to continue to negotiate the terms of the Transaction Agreement. During this period, the negotiations included the details of the terms of the non-solicitation obligations and the scope of minority shareholder protections, among other points. In connection with the negotiations regarding the minority shareholder protections, the representatives of the special committee requested that the protections provided to Telvent shareholders who decided not to tender their Shares in the Offer include obligations to maintain a number of independent directors on the Telvent board of directors following the Offer and the inclusion of restrictions on the ability to deregister the Shares or delist the Shares from NASDAQ. During these calls, representatives of Schneider Electric and Offeror agreed to the inclusion of these protections. It was further agreed that these minority protection provisions would apply until Offeror acquired seventy percent (70%) or more of the Shares, which would mean that fifty percent (50%) or more of the Shares held by shareholders other than Abengoa had been acquired by Offeror, and that protections concerning the maintenance of Telvent’s NASDAQ listing would also require the approval of Telvent’s shareholders at a general shareholders’ meeting of Telvent.

Among the material terms of the Irrevocable Undertaking Agreement negotiated between Schneider Electric and Abengoa, and DLA Piper and Debevoise & Plimpton, were whether Abengoa would be able to terminate that agreement if the Transaction Agreement were terminated by Telvent in the event of competing superior offer, a request to which Schneider Electric would not agree, and the payment or replacement by Schneider Electric of the affiliate debt financing and credit support that Abengoa had historically provided to Telvent. During these negotiations, at the request of Schneider Electric, Messrs. Sánchez Ortega and González Dominguez also agreed to enter into irrevocable undertaking agreements with Schneider Electric pursuant to which they agreed to tender their Telvent shares, representing in the aggregate approximately 1.3% of the issued Shares, into the offer to be made by Schneider Electric.

During the period of negotiation of the transaction agreements, representatives of Schneider Electric visited, together with representatives from Telvent, Telvent operations in Omaha, Minneapolis and Calgary as part of their due diligence investigation, and Schneider Electric’s financial, accounting and legal advisors continued their review of information in the data room and conducted due diligence interviews with representatives of Telvent.

On May 26, 2011, Messrs. Babeau and Delorme made a presentation on the proposed transaction on behalf of Schneider Electric to the board of directors of Telvent.

On May 27, 2011, Mr. Babeau sent separate letters by email to Mr. González Dominguez for Telvent and to Mr. Sánchez Ortega for Abengoa stating that, in light of the due diligence that had been completed, Schneider Electric was prepared to increase its offer price from $38 per Share to $40 per Share, subject to reaching agreement with Telvent on the terms of a definitive Transaction Agreement and with Abengoa on the terms of a definitive Irrevocable Undertaking Agreement and to final approval by the board of directors of Schneider Electric.

At a meeting held on May 30, 2011, the board of directors of Schneider Electric approved an offer for all of the issued shares of Telvent at a price of $40 per Share, subject to the execution of definitive agreements.

Following a meeting of the Telvent board of directors held in the evening (Central European Time) on May 31, 2011, representatives of Telvent advised Schneider Electric’s representatives that the Telvent board had approved the Transaction Agreement and the other transactions contemplated by that agreement. The Transaction Agreement and Irrevocable Undertaking Agreements were executed by the parties in the evening (Central European Time) of May 31, 2011, and each of Schneider Electric, Telvent and Abengoa issued press releases announcing the transaction during the morning (Central European Time) of June 1, 2011.

At a meeting of the Telvent board of directors on June 20, 2011, the Telvent board of directors, by a unanimous vote of directors, affirmed its recommendation that Telvent’s shareholders accept the Offer and tender their Shares into the Offer.

10.	THE TRANSACTION DOCUMENTS

(a)	Transaction Agreement

The following is a summary of the material provisions of the Transaction Agreement. The following description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, a copy of which Schneider Electric and Offeror have filed as an Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed with the SEC and is incorporated herein by reference. For a complete understanding of the Transaction Agreement, you are encouraged to read the full text of the Transaction Agreement. The Transaction Agreement is not intended to provide you with any other factual information about Schneider Electric, Offeror or Telvent. Such information can be found elsewhere in this Offer to Purchase.

The Offer. The Transaction Agreement provides that Offeror will commence the Offer as promptly as reasonably practicable after the date of the Transaction Agreement, which was May 31, 2011. The obligations of Offeror to (and the obligations of Schneider Electric to cause Offeror to) accept for payment and pay for Shares tendered pursuant to the Offer are subject to the satisfaction or waiver of certain conditions that are described in Section 15—“Conditions of the Offer.” We expressly reserve the right, except as set forth elsewhere in this Offer to Purchase, to waive, in our sole discretion, in whole or in part, any of the conditions to the Offer (the “Offer Conditions”) and to make any change in the terms of or conditions to the Offer. We have agreed in the Transaction Agreement that we will not, without the prior written consent of Telvent, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive or amend the Minimum Condition, (iv) add to the conditions to the Offer or amend or modify any Offer Condition in a manner that is adverse to Telvent’s shareholders, (v) extend or otherwise change the Expiration Time other than as required or permitted by the Transaction Agreement, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement the terms of the Offer in a manner adverse that is adverse to Telvent’s shareholders.

The Transaction Agreement provides that, unless the Transaction Agreement has been terminated in accordance with its terms:

•

if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or, in our sole discretion to the extent permitted, waived, we may, in our sole discretion, extend the Offer on one or more occasions until such time as such condition or conditions are satisfied or waived;

•	we will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer;

•

in the event that any of the Offer Conditions (other than the Minimum Condition) have not been satisfied (or in our sole discretion, waived by us) as of the then-scheduled Expiration Time, then we, at Telvent’s request, will extend the Offer for a period of time reasonably requested by Telvent; and

•

in the event that the Minimum Condition has not been satisfied as of the then-scheduled Expiration Time and all of the other Offer Conditions have been satisfied (or waived by us) as of such Expiration Time, then, at the request of Telvent, we will extend the Offer for one extension period of up to twenty (20) business days, the length of such period to be determined by Telvent in its sole discretion.

In no event, however, are we required (or, without the prior written consent of Telvent, permitted) to extend the Offer beyond December 31, 2011.

The Transaction Agreement provides that, following the satisfaction or, to the extent permitted, waiver, of all the conditions to the Offer and the acceptance for payment of all the Shares validly tendered and not properly withdrawn prior to the Expiration Time, we will provide a Subsequent Offering Period in accordance with Rule 14d-11 promulgated under the Exchange Act of at least twenty (20) business days. We may, in our sole discretion, extend such initial Subsequent Offering Period by any period or periods, subject to the provisions of Rule 14d-11 under the Exchange Act.

Subject to the terms and conditions of the Offer, Offeror is required, and Schneider Electric is required to cause Offeror, to accept for payment and pay for (i) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Time and (ii) each Share validly tendered in any Subsequent Offering Period promptly after such Share is so tendered.

Recommendation. Telvent represented to us in the Transaction Agreement that Telvent’s board of directors has (i) approved the Transaction Agreement and the transactions contemplated by the Transaction Agreement and (ii) resolved to recommend that the Telvent shareholders accept the Offer and tender their Shares in the Offer on the terms and conditions set forth in the Transaction Agreement. On June 20, 2011, upon review of the Offer to Purchase and confirmation that the Offer conformed to the terms and conditions of the Transaction Agreement, Telvent’s board of directors affirmed its recommendation that the Telvent shareholders accept the Offer and tender their Shares in the Offer. Telvent further represented that Credit Suisse has delivered to Telvent’s board of directors an opinion, dated May 31, 2011, to the effect that, as of that date, and subject to the various assumptions and qualifications set forth therein, the Offer Price to be received in the Offer by holders of Shares is fair, from a financial point of view, to the holders of Shares other than Abengoa and its subsidiaries and Schneider Electric and its affiliates.

Telvent’s Board of Directors. Pursuant to the Transaction Agreement Telvent has agreed (i) effective promptly following our acceptance for payment of all Shares tendered in the Offer, to appoint four (4) individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors created by the resignation of four (4) directors of Telvent and (ii) effective promptly following the date on which we beneficially own in the aggregate a majority of the total authorized and issued Shares, to appoint three (3) additional individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors caused by the resignation of three (3) non-Offeror designated directors of Telvent, in each case, in accordance with the co-option procedures under Spanish law. The foregoing obligations of Telvent to appoint Offeror’s designees is subject to such individuals satisfying all applicable qualifications for directors under Spanish law and the deed of incorporation, articles of association or bylaws of Telvent.

We agreed in the Transaction Agreement that for so long as we beneficially own less than seventy percent (70%) of the total authorized and issued Shares, Telvent’s board of directors shall consist of no more than twelve (12) directors and three (3) of such directors shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee. In addition, we agreed that until such time as (i) we beneficially own seventy percent (70%) or more of the total authorized and issued Shares and (ii) the delisting of Telvent from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law, approval by Telvent of any amendment, waiver, consent or termination of the Transaction Agreement or the Offer shall require the approval of a majority of such “independent directors” then serving as directors of Telvent.

Minority Shareholder Share Redemption. We have agreed in the Transaction Agreement to use our reasonable best efforts to cause Telvent to call a general shareholders’ meeting as promptly as practicable following the time we beneficially own at least seventy percent (70%) of the total authorized and issued Shares for the purposes of obtaining the requisite shareholder approval of a share capital reduction of Telvent through the Minority Shareholder Share Redemption. See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights” for additional information concerning the Minority Shareholder Share Redemption.

Representations and Warranties. Pursuant to the Transaction Agreement, Telvent has made representations and warranties to Schneider Electric and Offeror with respect to, among other matters, its organization and corporate power and authority; the authorization and enforceability of the Transaction Agreement; the absence of conflicts with, and third party consents or government approvals required in connection with the Transaction Agreement; its capitalization; the information supplied and to be supplied by it for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D-9; its filings with the SEC and financial statements; absence of certain changes regarding the conduct and operation of its business and the business of its subsidiaries; the lack of undisclosed material liabilities of Telvent and its subsidiaries, compliance with law by Telvent and its subsidiaries, including anti-bribery, anticorruption, anti-money laundering, export restrictions, anti-boycott, embargo or other similar laws or regulations; its joint venture organized in the Republic of Serbia; brokers and other advisors’ fees payable by it; the opinion of its financial advisor; and transactions with its affiliates.

Pursuant to the Transaction Agreement, Schneider Electric and Offeror have made representations and warranties to Telvent with respect to, among other matters, their organization and corporate power and authority; authorization and enforceability of the Transaction Agreement; the absence of conflicts with, and third party consents or government approvals required in connection with, the Transaction Agreement; the sufficiency of their funds to pay amounts in connection with the Offer and the other transactions, and information supplied and to be supplied by them for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D-9.

The representations and warranties contained in the Transaction Agreement were made solely for the purposes of the Transaction Agreement, were solely for the benefit of the parties to the Transaction Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties in the Transaction Agreement may have been made for the purpose of allocating contractual risk between Schneider Electric and Offeror, on the one hand, and Telvent, on the other hand, rather than establishing matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Telvent shareholders are not third party beneficiaries of any of the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Telvent, Schneider Electric or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Transaction Agreement are:

•

in the case of those made by Telvent, qualified by information in a confidential disclosure schedule that Telvent has delivered in connection with the signing of the Transaction Agreement, which modifies, qualifies and creates exceptions to the representations and warranties in the Transaction Agreement;

•	will not survive the consummation of the Offer; and

•	were made in certain circumstances only as of the date of the Transaction Agreement or such other date as is specified in the Transaction Agreement.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which may or may not be fully reflected in our or Telvent’s public disclosures.

For the foregoing reasons, you should not rely on the representations and warranties contained in the Transaction Agreement as statements of factual information.

Conduct of Telvent’s Business. The Transaction Agreement provides that, during the period from the date of the Transaction Agreement until our acceptance for payment of Shares tendered in the Offer (the “Pre-Offer Closing Period”), except as set forth in Telvent’s disclosure schedule, as consented to in advance by Schneider Electric (which consent is not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by the Transaction Agreement, Telvent and its subsidiaries will (i) conduct their business in the ordinary course and in conformity with past practice and (ii) use their reasonable best efforts (A) to maintain and preserve their business organizations and material rights and franchises, (B) to retain the services of its senior management and key employees and (C) to maintain their relationships with customers, suppliers, lessees, licensees and other third parties having significant business relationships with them. The Transaction Agreement also contains specific restrictive covenants applicable during the Pre-Offer Closing Period, which, subject to certain exceptions, require Telvent to obtain the written consent of Schneider Electric (which consent is not to be unreasonably withheld, conditioned or delayed) prior to it or its subsidiaries taking, or agreeing or committing to take, any of the following actions:

•

issuing, selling or granting options, warrants or rights to purchase securities of Telvent; redeeming or repurchasing securities of Telvent; subscribing to or entering into any arrangement with respect to the issuance or sale of securities or Telvent; or otherwise making any changes (by combination, reorganization or otherwise) in the capital structure of Telvent or any of its subsidiaries;

•

incurring any indebtedness for borrowed money (other than working capital borrowings incurred in the ordinary course of business) or guaranteeing any such indebtedness, guaranteeing any debt of others; entering into any “keep-well” or other similar agreements;

•

amending any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); entering into or amending, or granting any waiver or consent under, any contract involving its joint venture organized in the Republic of Serbia; or entering into any new contract which would be a “material contract” which contains a change in control provision in favor of the other party or parties thereto that does not exclude the Offer, that gives rights to the other party or parties in connection with the Offer or that is not terminable without penalty on 30 days notice;

•

making, declaring, setting aside or paying any dividend or other distribution or making any payment or other distribution to any affiliate of Telvent, other than any payment required pursuant to a contract in effect as of the date of the Transaction Agreement; or

•	increasing the size of Telvent’s board of directors.

Efforts to Close the Offer. In the Transaction Agreement, each of Schneider Electric, Offeror and Telvent agreed to use its reasonable best efforts to (i) take all actions necessary, proper or advisable to cause the conditions of the Offer to be satisfied as promptly as practicable and to consummate the transactions contemplated by the Transaction Agreement, including preparing and filing all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreement. In furtherance of such agreement, each party agreed to make appropriate filings under the HSR Act and the EU Merger Control Regulation with respect to the transactions contemplated by the Transaction Agreement as promptly as practicable, and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods (and any extensions thereof) under the HSR Act and the issuance of the applicable approval by the European Commission under the EU Merger Control Regulation as soon as practicable.

However, the parties agreed that nothing in the Transaction Agreement would obligate Schneider Electric or any of its subsidiaries or affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer or (ii) that individually or in the aggregate (A) is or would reasonably be expected to be materially adverse (with materiality, being measured in relation to the size of Telvent and its subsidiaries taken as a whole) to Telvent and its subsidiaries, to Schneider Electric and its subsidiaries, or to Schneider Electric’s or Telvent’s ownership or operation of any material portion of the business or assets of Telvent and its subsidiaries or (B) would reasonably be expected to deny Schneider Electric or Telvent the material benefit of the bargains contemplated by the transactions contemplated by the Transaction Agreement (a “Materially Burdensome Condition”). The parties further agreed that nothing in the Transaction Agreement would obligate Schneider Electric or any of its subsidiaries to waive any of the Offer Conditions.

No Solicitation. Telvent agreed that, during the term of the Transaction Agreement, neither it nor its subsidiaries will, and it and its subsidiaries will not authorize or permit any of their respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any Alternative Proposal (as described below) or the making thereof;

•

other than informing persons of these non-solicitation provisions, enter into, continue or participate in any discussions or negotiations regarding any Alternative Proposal, or furnish to any person any information concerning Telvent and its subsidiaries in connection with any Alternative Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement an Alternative Proposal; or

•	agree to do any of the foregoing.

Telvent agreed to, and to cause its subsidiaries and its and their respective representatives to, (i) immediately cease and terminate any existing activities, discussions or negotiations with any person or its representatives conducted or that may be ongoing with respect to, or that may reasonably be expected to lead to, any Alternative Proposal, (ii) request, to the extent permitted under the applicable confidentiality agreement, the prompt return or destruction of all confidential information previously furnished to any such person or its representatives and (iii) at the expense of Schneider Electric and Offeror, take such action as is reasonably necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (in the case of confidentiality or similar provisions, to the extent entered into in connection with or in relation to an Alternative Proposal).

Additionally, Telvent agreed that Telvent’s board of directors would not authorize Telvent or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to, or that is intended to or could reasonably be expected to lead to any Alternative Proposal.

However, notwithstanding the foregoing non-solicitation obligations, the Transaction Agreement provides that Telvent may:

•

at any time prior to the Offer Acceptance Time and in response to an unsolicited bona fide written Alternative Proposal made after the date of the Transaction Agreement that Telvent’s board of directors determines in good faith (after consultation with outside counsel and receiving the advice of its financial advisor) constitutes or is reasonably likely to result in a Superior Proposal (as described below): (i) furnish information with respect to Telvent and its subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement containing terms and conditions no more favorable to and no less restrictive of such person than those contained in the Confidentiality Agreement so long as all such information not previously provided to Schneider

Electric is provided simultaneously to Schneider Electric concurrent with the time it is provided to such person and (ii) participate in discussions or negotiations with the person making such Alternative Proposal (and its representatives) regarding such Alternative Proposal; and

•	terminate the Transaction Agreement in order to enter into an agreement with respect to a Superior Proposal.

The irrevocable tender commitments under the Irrevocable Undertaking Agreements would survive any termination of the Transaction Agreement in connection with a Superior Proposal.

As used in the Transaction Agreement, the term “Alternative Proposal” means any inquiry, proposal offer, or indication of interest (whether binding or non-binding) relating to any (i) direct or indirect sale, lease exchange, transfer license, acquisition or disposition, in one transaction or a series of transactions, of assets equal to twenty-five percent (25%) or more of Telvent’s consolidated assets or to which twenty-five percent (25%) or more of Telvent’s revenues, net income or earnings on a consolidated basis are attributable, (ii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning twenty-five percent (25%) or more of (A) the outstanding Shares, (B) any other class of equity securities of Telvent or (C) any voting securities of any of its Subsidiaries or (iii) merger, spin-off, transfer of assets and liabilities, other “modificaciones estructurales” (as defined by Law 3/2009 of the Kingdom of Spain), consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Telvent or any of its subsidiaries which would result in a direct or indirect acquisition or distribution of twenty-five percent (25%) or more of Telvent’s consolidated assets or assets to which twenty-five percent (25%) or more of Telvent’s revenues, net income or earnings on a consolidated basis are attributable, in each case, other than the transactions contemplated by the Transaction Agreement.

As used in the Transaction Agreement, the term “Superior Proposal” means an unsolicited bona fide written Alternative Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, a majority of the outstanding Shares or substantially all of the assets of Telvent and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which Telvent’s board of directors determines in its good faith (after consultation with its financial advisor, and in light of relevant circumstances, including, without limitation, (i) the terms and conditions of such proposal, including legal, financial, regulatory and other aspects, the form of consideration, financing conditionality, anticipated timing (including any delay relative to the transactions contemplated by the Transaction Agreement (including any binding offer by Schneider Electric to amend the terms of the Transaction Agreement)), and any break-up fees, expense reimbursement provisions and conditions to consummation, and of the Transaction Agreement (including any binding offer by Schneider Electric to amend the terms of the Transaction Agreement) and (ii) the identity of the third party making such proposal) to be, if consummated, (A) more favorable to the Telvent shareholders from a financial point of view than the Offer and the other transactions contemplated thereby (including any binding offer by Schneider Electric to amend the terms of the Transaction Agreement), and (B) reasonably likely to be consummated on the terms so proposed, taking into account relevant financial, regulatory, legal and other aspects of such proposal, including any conditions.

Telvent Adverse Recommendation Change. Pursuant to the Transaction Agreement, Telvent’s board of directors may not (i) withdraw, modify or qualify in any manner materially adverse to Schneider Electric its recommendation for the Offer and the Transaction Agreement, (ii) adopt or recommend (or publicly propose to do so) an Alternative Proposal or (iii) subject to certain limited exceptions, make any public statement with reference to an Alternative Proposal that is inconsistent with its recommendation for the Offer and the Transaction Agreement (any such action, a “Telvent Adverse Recommendation Change”) after the Offer Acceptance Time. However, prior to the Offer Acceptance Time, Telvent’s board of directors may make a Telvent Adverse Recommendation Change if:

•	such Telvent Adverse Recommendation Change is in response to either (i) a material event or change in circumstances occurring after the date of the Transaction Agreement that does not involve an

Alternative Proposal (such event or change in circumstances, an “Intervening Event”) upon a good faith determination by Telvent’s board of directors (after receiving the advice of its outside counsel) that, in light of such Intervening Event, failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law or (ii) receipt of an Alternative Proposal (received by the Telvent board of directors that was unsolicited after the date of the Transaction Agreement and did not otherwise result from a breach of Telvent’s non-solicitation obligations) that Telvent’s board of directors reasonably determines (after receiving the advice of its outside counsel and financial advisor) constitutes a Superior Proposal;

•

Telvent has provided to Schneider Electric five (5) calendar days’ prior written notice that specifies that Telvent’s board of directors is prepared to make such Telvent Adverse Recommendation Change and includes certain information with respect to the Intervening Event or the Alternative Proposal, as applicable, underlying such Telvent Adverse Recommendation Change; and

•

during such five (5) calendar-day period, if requested by Schneider Electric, Telvent engages in good-faith negotiations with Schneider Electric to amend the Transaction Agreement in such a manner that the Alternative Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal or that obviates the need for a Telvent Adverse Recommendation Change as result of such an Intervening Event, as applicable.

A Telvent Adverse Recommendation Change would not permit the Tendering Shareholders to terminate their irrevocable tender commitments under the Irrevocable Undertaking Agreements.

Convertible Notes. We have agreed in the Transaction Agreement to commence a tender offer for all of the Convertible Notes prior to the Offer Acceptance Time on such terms and subject to conditions as are determined in Schneider Electric’s absolute discretion (such tender offer, the “Convertible Notes Offer”). Telvent has agreed to provide, and to cause its subsidiaries and its and their representatives to provide, all cooperation reasonably requested by Schneider Electric in connection with the Convertible Notes Offer. We agreed to be liable for any and all expenses incurred by Telvent in connection with such cooperation. The Transaction Agreement does not impose any restrictions on our ability (i) to waive any condition of the Convertible Notes Offer, (ii) to amend, modify or supplement the terms of the Convertible Notes Offer, including any condition thereof or (iii) to withdraw, terminate or extend the Convertible Notes Offer, except as required by applicable law. Telvent agreed to only pay cash (and not to issue or deliver Shares) in connection with the conversion of any Convertible Notes at any time from and after the Offer Acceptance Time. See the Section 1—“Terms of the Offer” for more information regarding the Convertible Notes Offer.

Other Indebtedness and Guarantees. Pursuant to the Transaction Agreement, (i) as promptly as practicable following the Offer Acceptance Time, Telvent will pay off, discharge and terminate in full all indebtedness for borrowed money of it and its subsidiaries outstanding under certain specified debt agreements with Abengoa (as defined below) or its affiliates, (ii) as promptly as practicable following the date on which we beneficially own a majority of the total authorized and issued Shares, Telvent will pay off, discharge and terminate in full all indebtedness for borrowed money of it and its subsidiaries that is then repayable or becomes repayable in connection with the transactions contemplated by the Transaction Agreement and (iii) Schneider Electric will provide or cause to be provided to Telvent, pursuant to mutually acceptable agreements on terms no less favorable to Telvent than the terms that existed immediately prior to the date hereof, funds in an amount sufficient, when added to the available cash balances of Telvent that its management reasonably determines are not necessary or useful to maintain for working capital needs, to pay off and discharge such indebtedness for borrowed money. In addition, in the Transaction Agreement, Schneider Electric agreed to cooperate and use its reasonable best efforts to cause itself, Telvent or their respective subsidiaries to be substituted in all respects for Abengoa and its affiliates under, and for Abengoa and its affiliates to be released from, specified guaranties and similar economic arrangements by Abengoa and its affiliates of obligations of Telvent and its subsidiaries no later than three (3) months following the Offer Acceptance Time. Based on information provided by Abengoa, as of the date of the Transaction Agreement, the aggregate amount of the indebtedness described in clause (i) above was approximately € 51,000,000.

Access to Information; Confidentiality. The Transaction Agreement provides that, subject to applicable laws and regulatory standards relating to the exchange of information and other customary exceptions, upon reasonable notice, Telvent will (i) afford Schneider Electric and its representatives reasonable access during normal business hours during the period prior to the Offer Acceptance Time or the termination of the Transaction Agreement, to Telvent’s properties, books, contracts, records, and personnel of Telvent and its subsidiaries in a manner that does not unreasonably interfere with the conduct of Telvent’s business and (ii) furnish promptly to Schneider Electric such other information concerning its business and properties as Schneider Electric may from time to time reasonably request. Until the Offer Acceptance Time, all information so provided is subject to the terms of the Confidentiality Agreement (as described in Section 9—“Background of the Offer; Past Contacts or Negotiations with Telvent and Abengoa”).

Minority Shareholder Protections. Pursuant to the Transaction Agreement, (i) Offeror agreed to use reasonable best efforts to maintain the current listing of the Shares on NASDAQ, and Telvent agreed not to voluntarily delist the Shares from NASDAQ, until such time as (A) we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares and (B) the delisting of Telvent from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law and (ii) Telvent agreed to continue to file (whether or not required) those periodic reports with the SEC required to be filed by a “foreign private issuer” as defined in Rule 3b-4 promulgated under the Exchange Act until such time as we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares.

Officer and Director Indemnification. The Transaction Agreement provides that Schneider Electric and Telvent will honor and fulfill the obligations of Telvent and its subsidiaries to the current and former directors or officers of Telvent for acts or omissions occurring at or prior to the Offer Acceptance Time as provided in the organizational documents, or in any indemnification agreements in effect on the date of the Transaction Agreement and filed with the SEC since January 1, 2008 providing for indemnification between Telvent and any current or former directors or officers of Telvent (the “Covered Persons”). In addition, until the sixth anniversary of the Offer Acceptance Time, Schneider Electric and Telvent will indemnify each Covered Person in respect of acts/omissions in such Covered Person’s capacity as a director or officer of Telvent or any of its subsidiaries. Schneider Electric has also agreed that (i) it will cause the organizational documents of Telvent to contain provisions no less favorable to the directors and officers with respect to limitation of liabilities of directors and officers and indemnification than are set forth in the Transaction Agreement, and (ii) it will, and will cause Telvent to, advance any expenses (including attorney’s fees and expenses) of any Covered Person to the fullest extent permitted by law.

Furthermore, until the sixth anniversary of the Offer Date, Schneider Electric will maintain in effect Telvent’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Offer Acceptance Time, covering each person covered by the D&O Insurance on the date of the Transaction Agreement (and any additional individuals added prior to the Offer Acceptance Time), on terms with respect to such coverage, and in amount, that are no less favorable to such individuals than those of the D&O Insurance in effect on the date of the Transaction Agreement, provided that in satisfying such obligations, Schneider Electric will not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by Telvent for coverage for the current annual premium (such two hundred percent (200%) amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed such amount, Schneider Electric will obtain a policy with the best coverage available for a cost not exceeding the Maximum Annual Premium. Telvent may, prior to the Offer Acceptance Time, purchase a six-year “tail” or runoff policy on terms and conditions providing at least substantially equivalent benefits as the current D&O Insurance maintained by Telvent and its subsidiaries with respect to matters existing or occurring prior to the Offer Acceptance Time, provided that the aggregate cost for such “tail” or runoff policy does not exceed two-hundred percent (200%) of the current annual premium for six years.

Employee Matters. For a period of one year following the Offer Acceptance Time, Schneider Electric agreed to provide, or cause to be provided, to each current employee of Telvent and its subsidiaries (other than such employees covered by collective bargaining agreements or works council or other similar arrangements) compensation opportunities and benefits (excluding equity-based compensation or other long-term compensation and change of control benefits) (the “Telvent Employees”) that are substantially comparable, in the aggregate, to the compensation opportunities and benefits provided to such employees immediately prior to the Offer Acceptance Time (excluding equity-based compensation or other long-term compensation and change of control benefits). The Transaction Agreement also provides that, from and after the Offer Acceptance Time, Telvent will, and we will cause Telvent to, honor all compensation arrangements and agreements in accordance with their terms as in effect immediately before the Offer Acceptance Time, except that such obligation does not prohibit the amendment or termination of any of Telvent’s benefit plans, arrangements and agreements in accordance with their terms and applicable law. With respect to credit for past service with Telvent and its subsidiaries, the Transaction Agreement provides that, following the Offer Acceptance Time, each Telvent Employee will be credited under any employee benefit plan of Schneider Electric and its subsidiaries providing benefits to such Telvent Employee to the same extent as such Telvent Employee was credited for such service under the comparable plan existing prior to the Offer Acceptance Time and such service will also be credited for purposes of determinate severance pay and time off to which a Telvent Employee is entitled. In addition, the Transaction Agreement contains certain customary agreements regarding the transition of Telvent Employees from employee benefit plans in which they participated immediately prior to the Offer Acceptance Time to employee benefit plans of Schneider Electric and its subsidiaries after the Offer Acceptance Time.

Telvent Equity Plan. Pursuant to the Transaction Agreement, prior to 12:00 midnight, New York City time, at the end of Tuesday, July 19, 2011, Telvent’s board of directors will take such actions as shall be required to terminate Telvent’s Extraordinary Variable Compensation Plan (the “Equity Plan”), subject to and effective as of the first day of the Subsequent Offering Period. Pursuant to such action, within five (5) business days from the first day of the Subsequent Offering Period, Telvent has agreed to pay to each of the Equity Plan’s participants the cash amount due to them thereunder and arrange for the transfer from Telvent to each participant of the Shares due to them thereunder, which Shares such participants will be able to tender into the Offer during the Subsequent Offering Period or extension thereof.

Termination. The Transaction Agreement may be terminated, and the transactions contemplated thereby, including the Offer, may be abandoned:

•	by mutual written consent of Telvent and Schneider Electric duly authorized by each of their respective boards of directors, or any duly constituted and authorized committee thereof;

•	by either Telvent or Schneider Electric, if:

•

the Offer Acceptance Time has not occurred on or before December 31, 2011, except that this right to terminate will not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in the Transaction Agreement has been the primary cause of, or primarily resulted in, the failure of the Offer Acceptance Time to have occurred on or before December 31, 2011;

•

prior to the Offer Acceptance Time, any governmental authority of competent jurisdiction has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer, except that this right to terminate will not be available to any party if the issuance of such final and non-appealable order was primarily due to the material failure by such party to perform any of its obligations under the Transaction Agreement; or

•

the Offer (as it may have been extended pursuant to the Transaction Agreement) expires as a result of the non-satisfaction of any condition to the Offer or is terminated or withdrawn in compliance with the Transaction Agreement without any Shares being purchased pursuant to the Offer, except that this right to terminate will not be available to any party whose material breach of the Transaction Agreement has been the primary cause of, or primarily resulted in, the non-satisfaction of any condition to the Offer or the termination or withdrawal of the Offer in compliance with the Transaction Agreement without any Shares being purchased pursuant to the Offer;

•	by Schneider Electric, prior to the Offer Acceptance Time, if:

•

Telvent has breached any of its representations and warranties set forth in the Transaction Agreement, which breach (i) would result in the condition to the offer related to such representations and warranties (as described in the fifth bullet point in Section 15—“Conditions of the Offer”) of Telvent not being met and (ii) is not cured, or cannot be cured, by Telvent by the earlier of (A) the 15th business day following receipt of written notice from Schneider Electric or (B) December 31, 2011;

•

the Offer (as it may have been extended pursuant to the Transaction Agreement) expires and, as of the applicable Expiration Time either (i) the Abengoa Subject Shares (as defined below) have not been validly tendered into the Offer or (ii) the Abengoa Subject Shares have been validly withdrawn from the Offer; or

•

the Offer (as it may have been extended pursuant to the Transaction Agreement) expires and, prior to the applicable Expiration Time, Telvent has not (i) received and accepted irrevocable letters of resignation from the directors of Telvent nominated by Abengoa and one (1) other director of Telvent, each of which is conditioned solely upon the occurrence of the Offer Acceptance Time and the payment for Shares tendered in the Offer as of the Offer Acceptance Time, (ii) otherwise taken all actions necessary to co-opt the four (4) individuals designated by Offeror as directors to fill the vacancies created by such resignations and (iii) received and accepted irrevocable letters of resignation from three (3) additional directors of Telvent, each of which is conditioned solely upon the co-option described above and us beneficially owning, in the aggregate, a majority of the total authorized and issued Shares, except that this right to terminate will not be available to Schneider Electric if Offeror has not provided Telvent with twenty (20) business day prior written notice of the four (4) individuals it designates as directors each of whom satisfy all applicable qualifications to be appointed as directors through the co-option procedure under Spanish law and the deed of incorporation, articles of association or bylaws of Telvent;

•

by Telvent, prior to the Offer Acceptance Time, if Schneider Electric or Offeror have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in the Transaction Agreement, which breach or failure to perform (i) would result in (A) any representation or warranty of Schneider Electric and Offeror contained in the Transaction Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect (as described in Section 15—“Conditions of the Offer”) on Schneider Electric set forth therein) or (B) a failure by Schneider Electric or Offeror to perform in all material respects its agreements, covenants and obligations required to be performed by it under the Transaction Agreement at or prior to such time and (ii) is not cured, or is incapable of being cured, by Schneider Electric or Offeror by the earlier of (x) the 15th business day following receipt of written notice from Schneider Electric or (y) December 31, 2011; or

•	by Telvent (i) in order to enter into an agreement with respect to a Superior Proposal or (ii) following a Telvent Adverse Recommendation Change.

The Transaction Agreement may not be unilaterally terminated by Schneider Electric or Offeror for any reason following the Offer Acceptance Time but prior to the payment for the Shares validly tendered and not withdrawn pursuant to the Offer.

Effect of Termination. In the event of the termination of the Transaction Agreement in accordance with its terms, the Transaction Agreement will become null and void (except with respect to certain specified provisions which will survive any such termination) without any liability on the part of any party to the Transaction

Agreement or any of their subsidiaries, shareholders, controlling persons or representations, except with respect to the provisions surviving such termination and for liability for fraud. Additionally, the Confidentiality Agreement will survive the termination of the Transaction Agreement in accordance with its terms.

Amendment. The Transaction Agreement may be amended or supplemented in any and all respects by written agreement of Telvent, Schneider Electric and Offeror, duly authorized by each respective board of directors or any duly constituted and authorized committee thereof. Until such time as (i) we beneficially own seventy percent (70%) or more of the total authorized and issued Shares and (ii) the delisting of Telvent from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law, approval by Telvent’s board of directors shall require the approval of a majority of such “independent directors” then serving as directors of Telvent.

Extension of Time; Waiver, etc. At any time prior to the Offer Acceptance Time, any party to the Transaction Agreement may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of other parties to the Transaction Agreement, (ii) extend the time for the performance of any of the obligations or acts of the other parties to the Transaction Agreement or (iii) waive compliance by the other parties with any of the agreements contained in the Transaction Agreement or, except as otherwise provided in the Transaction Agreement, waive any of such party’s conditions. However, no failure or delay by Telvent, Schneider Electric, or Offeror in exercising any right contained in the Transaction Agreement will operate as a waiver of rights, nor will any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right contained in the Transaction Agreement.

Fees and Expenses. Except as otherwise described in this Offer to Purchase, all fees, costs and expenses incurred in connection with the Transaction Agreement and the transactions contemplated in the Transaction Agreement will be paid by the party incurring such fees or expenses, whether or not the transactions contemplated by the Transaction Agreement are consummated.

Third Party Beneficiaries. The Transaction Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any person other than Schneider Electric, Offeror and Telvent and their respective successors and assigns other than the provisions described above under “Officer and Director Indemnification.”

(b)	Irrevocable Undertaking Agreements

The following are summaries of the Abengoa Irrevocable Undertaking Agreement, the Telvent Senior Manager Irrevocable Undertaking Agreement and the Abengoa Senior Manager Irrevocable Undertaking Agreement. These summaries do not purport to be complete and are qualified in their entirety by reference to the terms of the Abengoa Irrevocable Undertaking Agreement, the Telvent Senior Manager Irrevocable Undertaking Agreement and the Abengoa Senior Manager Irrevocable Undertaking Agreement, which are filed as Exhibit (d)(2), Exhibit (d)(3) and Exhibit (d)(4), respectively, to the Tender Offer Statement on Schedule TO that Schneider Electric and Offeror have filed with the SEC and are incorporated herein by reference. For a complete understanding of the Irrevocable Undertaking Agreements, you are encouraged to read the full text of the Irrevocable Undertaking Agreements.

Abengoa Irrevocable Undertaking Agreement. Concurrently with entering into the Transaction Agreement, Schneider Electric and Offeror entered into an Irrevocable Undertaking Agreement (the “Abengoa Irrevocable Undertaking Agreement”) with Abengoa, Siema, S.A., a company organized under the laws of Switzerland and an indirect wholly owned subsidiary of Abengoa (“Siema”) and Telvent Corporation, S.L., a company organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Abengoa (“Telvent Corporation”, and together with Abengoa and Siema, the “Tendering Abengoa Shareholders”).

Pursuant to the Abengoa Irrevocable Undertaking Agreement, the Tendering Abengoa Shareholders agreed, among other things:

•

to tender, or cause to be tendered, in the Offer any Shares held by them on the date of the Abengoa Irrevocable Undertaking Agreement or which may be issued to or otherwise acquired by them or their affiliates after that date (the “Abengoa Subject Shares”);

•

to vote, or cause to be voted, all such Abengoa Subject Shares (to the extent the Abengoa Subject Shares are not purchased in the Offer), except to the extent waived by Offeror, against certain enumerated actions, transactions or proposals and any other action, transaction or proposal (i) that is intended or would reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Offer, the Transaction Agreement, any of the transactions contemplated by the Transaction Agreement or the Abengoa Irrevocable Undertaking Agreement or the contemplated economic benefits of any of the foregoing or (ii) change in any manner the voting rights of the Abengoa Subject Shares;

•	to take all actions reasonably required to cause each director of Telvent nominated by Abengoa or Telvent Corporation to irrevocably resign upon the consummation of the Offer; and

•

not to, and not to authorize or permit any of its affiliates or any of its representatives to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Proposal, (ii) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, an Alternative Proposal, or (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, an Alternative Proposal or (B) requires that Telvent abandon, terminate or fail to consummate the Offer or any other transactions contemplated by the Transaction Agreement or the Abengoa Irrevocable Undertaking Agreement.

The Abengoa Irrevocable Undertaking Agreement also restricts the transfer of the Abengoa Subject Shares. In addition, Abengoa has (i) agreed not to, and to cause its affiliates not to, employ or solicit for employment (subject to certain customary exceptions) any officer or senior manager of Telvent or its subsidiaries for specified periods of time following the Offer Acceptance Time, (ii) agreed to repay in full any indebtedness for borrowed money owed to Telvent and its subsidiaries by Abengoa and its subsidiaries at the Offer Acceptance Time and (iii) agreed to, and to cause its affiliates to, continue to provide services to Telvent and its subsidiaries of the same type and on the same terms (including with respect to levels of service and fees) as currently provided to Telvent and its subsidiaries for a period of one (1) year after the Offer Acceptance Time.

The Abengoa Irrevocable Undertaking Agreement terminates upon the earliest to occur of (i) the mutual written consent of the parties thereto, (ii) the consummation of the Offer, (iii) the termination or expiration of the offer without any Shares being accepted for payment thereunder due to the failure of the conditions to the Offer to be satisfied or (iv) the election of a non-defaulting party by written notice to the other parties due to a serious or repeated breach of a material obligation or covenant that remains uncured.

Based on information provided by the Tendering Abengoa Shareholders and Telvent, as of the date of the Abengoa Irrevocable Undertaking Agreement, (i) the Abengoa Tendering Shareholders collectively owned 13,637,664 Shares, representing approximately 40% of the Shares authorized and issued as of May 31, 2011 and (ii) three (3) directors of Telvent were directors nominated by Abengoa or Telvent Corporation.

Management Irrevocable Undertaking Agreements. Concurrently with entering into the Transaction Agreement, Schneider Electric and Offeror entered into an Irrevocable Undertaking Agreement (the “Telvent Senior Manager Irrevocable Undertaking Agreement”) with Mr. Ignacio González Dominguez, the chief executive officer of Telvent (the “Telvent Senior Manager”), and an Irrevocable Undertaking Agreement (the “Abengoa Senior Manager Irrevocable Undertaking Agreement,” and together with the Telvent Senior Manager Irrevocable Undertaking Agreement, the “Management Irrevocable Undertaking Agreements”) with Mr. Manuel Sánchez Ortega, the chief executive officer of Abengoa (the “Abengoa Senior Manager”, and together with the Telvent Senior Manager, the “Management Tendering Shareholders”).

Pursuant to each of the Management Irrevocable Undertaking Agreements, the Management Tendering Shareholder party thereto agreed, among other things:

•

to tender, or cause to be tendered, in the Offer any Shares held by him on the date of such Management Irrevocable Undertaking Agreement or which may be issued to or otherwise acquired by him after that date (the “Management Subject Shares”); and

•

to vote, or cause to be voted, all the Management Subject Shares (to the extent such Management Subject Shares are not purchased in the Offer), except to the extent waived by Offeror, against certain enumerated actions, transactions or proposals and any other action, transaction or proposal (i) that is intended or would reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Offer, the Transaction Agreement, any of the transactions contemplated by the Transaction Agreement or such Management Irrevocable Undertaking Agreements or the contemplated economic benefits of any of the foregoing or (ii) change in any manner the voting rights of the Management Subject Shares.

Each Management Irrevocable Undertaking Agreement also restricts the transfer of Management Subject Shares. Each Management Irrevocable Undertaking Agreement terminates upon the earliest to occur of (i) the mutual written consent of the parties thereto, (ii) the consummation of the Offer, (iii) the termination or expiration of the offer without any Shares being accepted for payment thereunder due to the failure of the conditions to the Offer to be satisfied or (iv) the election of a non-defaulting party by written notice to the other party due to a serious or repeated breach of a material obligation or covenant that remains uncured.

Based on information provided by the Tendering Management Shareholders and Telvent, the Tendering Management Shareholders collectively owned 453,000 Shares as of the date of the Management Irrevocable Undertaking Agreements, representing approximately 1.33% of the Shares authorized and issued as of May 31, 2011.

11.	PURPOSE OF THE OFFER; PLANS FOR TELVENT; APPRAISAL RIGHTS

(a)	Purpose of the Offer

The purpose of the Offer is for Schneider Electric, through Offeror, to acquire control of, and the entire equity interest in, Telvent. The Offer, as the first step in the acquisition of Telvent, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Minority Shareholder Share Redemption, if Telvent is able to consummate it, is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

If you sell your Shares in the Offer, or if you do not tender your Shares but the Minority Shareholder Share Redemption is consummated, you will cease to have any equity interest in Telvent or any right to participate in its earnings or future growth. If you do not sell your Shares in the Offer and the Minority Shareholder Share Redemption is not consummated, the liquidity of the Shares may be adversely impacted, the Shares may cease to be listed on NASDAQ and/or Telvent may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies. See Section 12—“Certain Effects of the Offer.”

(b)	Plans for Telvent

General. Except as provided in this Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights” or as otherwise set forth in this Offer (including as described in Section 12—“Certain Effects of the Offer—

NASDAQ Listing” and Section 12—“Certain Effects of the Offer—Exchange Act Registration” describing our plans to delist the Shares from NASDAQ and to terminate the registration of the Shares under the Exchange Act), it is expected that, initially following the Offer, the business and operations of Telvent will generally continue as they are currently being conducted. Schneider Electric will continue to evaluate the business, operations, financial condition, capitalization, corporate structure, assets, properties, policies, management and personnel of Telvent during and after the consummation of the Offer and will take such actions as it deems appropriate, subject to the terms of the Transaction Agreement, under the circumstances then existing.

Board Representation. Upon the purchase of Shares pursuant to the Offer, the Transaction Agreement provides that we will become entitled to designate at least four (4) and as many as seven (7) of the twelve (12) directors serving on Telvent’s board of directors. Telvent has agreed (i) effective promptly following our acceptance for payment of all Shares tendered in the Offer, to appoint four (4) individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors created by the resignation of four (4) directors of Telvent and (ii) effective promptly following the date on which we beneficially own in the aggregate a majority of the total authorized and issued Shares, to appoint three (3) additional individuals designated by Offeror as directors of Telvent to fill vacancies on Telvent’s board of directors caused by the resignation of three (3) non-Offeror designated directors of Telvent, in each case, in accordance with the co-option procedures under Spanish law. All directors appointed through the co-option procedure must be shareholders of Telvent, and will serve until the next general shareholders’ meeting of Telvent, at which time the appointments shall be ratified or a different person appointed. In the event we obtain a majority of the total authorized and issued Shares, we will own sufficient Shares to ratify the appointments of our designated directors at the general shareholders’ meeting without the affirmative vote of any other shareholder of Telvent. Therefore, if Offeror accepts Shares for payment pursuant to the Offer and we acquire beneficial ownership of at least a majority of the total authorized and issued Shares (whether at the Offer Acceptance Time, during any Subsequent Offering Period or otherwise), we will obtain control of the management of Telvent shortly thereafter. We expect that such representation on the board of directors of Telvent will permit Schneider Electric to exert substantial influence over Telvent’s conduct of its business and operations.

Under Spanish law and the organizational documents of Telvent, the appointment and removal of directors requires the approval of holders of a majority of the Shares present or represented at a general shareholders’ meeting of Telvent. Thus, in the event we obtain a majority of the total authorized and issued Shares, we will own sufficient Shares to appoint and remove any director of Telvent without the affirmative vote of any other shareholder of Telvent. However, we have agreed in the Transaction Agreement that from the time that we accept for payment the Shares tendered in the Offer, if we beneficially own less than seventy percent (70%) of the total authorized and issued Shares, Telvent’s Board of Directors will consist of no more than twelve (12) directors and three (3) of such directors shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee. Subject to such limitations, if we acquire beneficial ownership of at least a majority of the total authorized and issued Shares (whether at the Offer Acceptance Time, during any Subsequent Offering Period or otherwise), as a majority shareholder, we currently intend to seek additional representation on the board of directors. See Section 10—“The Transaction Documents—(a) Transaction Agreement—Telvent’s Board of Directors” for a description of the obligations under the Transaction Agreement in connection with Telvent’s Board of Directors.

Minority Shareholder Share Redemption. We have agreed in the Transaction Agreement to use our reasonable best efforts to cause Telvent to call a general shareholders’ meeting for the purposes of obtaining the requisite shareholder approval of a Minority Shareholder Share Redemption following the time we beneficially own at least seventy percent (70%) of the total authorized and issued Shares. See Section 10—“The Transaction Documents—(a) Transaction Agreement—Minority Shareholder Share Redemption.” Although we have no present plans to do so, we reserve the right, subject to and in accordance with Spanish law, to seek a Minority Shareholder Share Redemption in the event that following the consummation of the Offer (including the Subsequent Offering Period) we own less than seventy percent (70%) but more than a majority of the total authorized and issued Shares.

Under applicable Spanish company law and, in particular, articles 293 and 329 of the “Ley de Sociedades de Capital” (Real Decreto Legislativo 1/2010, of July 2, 2010) (the “Company Law”) and the by-laws of Telvent, the procedure and requirements for effectuating a share capital reduction through the Minority Shareholder Share Redemption would be substantially as follows:

•

The Offeror will request the board of directors of Telvent to call a general shareholders’ meeting to resolve the share capital reduction through the Minority Shareholder Share Redemption at the Offer Price. The request will include a written report that justifies the Minority Shareholder Share Redemption in compliance with article 286 of the Company Law.

•

At the request of the Offeror, the board of directors of Telvent will resolve to call a general shareholders’ meeting to approve the share capital reduction, issue an opinion on the report prepared by the Offeror and recommend the approval of the share capital reduction. The call of the general shareholders’ meeting will be announced in the official gazette of the companies’ registry (Boletin Oficial del Registro Mercantil), and will be published in a Spanish newspaper and on the web page of Telvent (www.telvent.com). The announcement will state the right of all shareholders to obtain a copy of the proposed shareholder resolution on the share capital reduction and the reports prepared by the Offeror and the board of directors of Telvent, which will also be made available on the web page of Telvent.

•

The general shareholders’ meeting will convene at the date and place stated in the announcement of the call. The minimum time period between the announcement of the call and the date of the general shareholders’ meeting will be one month. In order for the general shareholders’ meeting to legally convene, fifty percent (50%) of the voting share capital of Telvent must be present or represented at the meeting at first call, and twenty-five percent (25%) of the voting share capital for the second call. In order for the vote of the holders of the Minority Shares to be validly held holders of fifty percent (50%) of the Minority Shares must be present or represented at the meeting at first call, and holders of twenty-five percent (25%) of the Minority Shares must be present or represented at the meeting at the second call.

•

The share capital reduction must be approved by both (i) the holders of a majority of the Shares present and represented at the general shareholders’ meeting (the “General Shareholder Approval”) and (ii) either (A) if at least fifty percent (50%) of the Minority Shares are present or represented, the holders of a majority of the Minority Shares present or represented or (B) if at least twenty-five percent (25%), but less than fifty percent (50%), of the Minority Shares are present or represented, the holders of two-thirds of the Minority Shares present or represented (the “Special Minority Shareholder Approval”).

•

If approved, the approval of the share capital reduction through the Minority Shareholder Share Redemption at the general shareholders’ meeting will be published in the official gazette of the companies’ registry (Boletin Oficial del Registro Mercantil) and on the web page of Telvent (www.telvent.com) and the share capital reduction will be recorded at the Madrid Companies’ Registry.

If the Minority Shareholder Share Redemption is consummated, each of the Minority Shares outstanding immediately prior to the effective time of the Minority Shareholder Share Redemption will confer on its holder solely the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes (payable in accordance with the settlement procedures set forth in the approved share capital reduction resolution) and deductions in respect of any applicable Spanish capital tax, and will be cancelled and extinguished upon registration of the share capital reduction in the Madrid Companies’ Registry.

There can be no assurance that the Minority Shareholder Share Redemption can be consummated. We will not be able to obtain the requisite shareholder approval under the Company without the support and approval of the requisite majority of the holders of the Minority Shares and there can be no assurance that such approval will be obtained. Even if the Special Minority Shareholder Approval was obtained, pursuant to Spanish law, the Minority

Shareholder Share Redemption must also satisfy Telvent’s corporate interest. The satisfaction of this condition could be challenged before a Spanish Court, and there can be no assurance as to the outcome of such a proceeding.

In addition, as described above, the Minority Shareholder Share Redemption is subject to substantially more administrative process than would typically be the case in a merger or takeover of a company organized in the United States. We expect this additional administrative process to result in a significant delay between the consummation of the Offer and, if applicable, the consummation of the Minority Shareholder Share Redemption and the payment of cash in exchange for the Minority Shares cancelled and extinguished thereby.

Moreover, holders should be aware that the Spanish tax consequences (namely, as a result of a potential 19% withholding tax on a deemed dividend and the deduction of a 1% Spanish capital tax from the gross amount payable that corresponds to a share capital reduction of Telvent) of exchanging Shares for cash pursuant to the Minority Shareholder Share Redemption may be less favorable to shareholders than the Spanish tax consequences arising out of tendering Shares in the Offer. See Section 5—“Certain Tax Consequences—(b) Certain Spanish Tax Aspects of the Offer and the Minority Shareholder Share Redemption” for a more detailed discussion of the main Spanish tax considerations relevant to the Offer and the Minority Shareholder Share Redemption.

Prior to the consummation of the Minority Shareholder Share Redemption or if, for whatever reason, the Minority Shareholder Share Redemption is not consummated, Schneider Electric and Offeror reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Other Possible Measures. Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Transaction Agreement, Schneider Electric and Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Telvent or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the board of directors of Telvent or management, any material change in Telvent’s capitalization or dividend policy, or any other material change in Telvent’s corporate structure or business. In addition, except as otherwise provided in this Offer to Purchase, neither Schneider Electric nor Offeror is aware of any present plans or proposals by Telvent that would relate to or result in any of the foregoing. Nevertheless, Schneider Electric will continue to evaluate such potential options under the circumstances then existing and reserves the right, at any time after the completion of the Offer, to initiate or seek any and all such transactions as its status as a principal shareholder of Telvent may entitle it to initiate, including the following potential measures:

Legal Merger. Subject to and in accordance with applicable law, Schneider Electric may initiate and seek the implementation of a legal merger between Schneider Electric, Offeror, or any of its affiliates, and Telvent. As a result of such legal merger, Telvent would cease to exist and the Shares not held by the surviving company at the time of the legal merger would be exchanged into shares, of a class to be determined, of the surviving company (subject to any cash or other alternative that would be available to either Offeror, Telvent and/or holders of the Shares under applicable law and the terms of the merger proposal). The result of such a merger would be that the holders of Shares in Telvent would become shareholders in a company with different assets and liabilities than those currently held by Telvent and the value of such shares will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by Telvent after such merger. In addition, it is possible that the shares in the surviving company held by former shareholders would have different rights than the rights on the Shares, such as dividend rights and voting rights. Effecting such a merger would be subject to Telvent’s (and Schneider Electric’s, Offeror’s or its affiliates) articles of association or other governing documents (as they may be amended from time to time) and applicable provisions of Spanish or other applicable law.

Sale and/or Transfer of Assets and Liabilities of Telvent. At any time after the completion of the Offer, Offeror may, or may cause Telvent to, take steps to implement a sale and/or transfer of assets and liabilities of

Telvent or its subsidiaries to Offeror or any of its affiliates, the consideration for which may consist of cash, cash equivalents or securities or other financial instruments (i) whose equity and dividend entitlements are limited and/or (ii) whose value depends on the value of the business of the combined group or any part thereof, or shares in the capital of Offeror or any affiliate thereof. Any of such sales and/or transfers would result in any remaining shareholders holding an interest in a company with different assets and liabilities compared to those currently held by Telvent and the value of such an interest will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by Telvent after such sale and transfer.

Other. Offeror may initiate, and seek the implementation of, a number of other restructuring measures, whether before, after, in combination with or as an alternative to the potential measures set out above. Such other restructuring measures may include, but are not limited to, the following (to the extent permitted by and in accordance with applicable law):

•

an amendment of Telvent’s organizational documents, to permit the creation of separate classes of shares and/or other securities and/or to alter the rights attaching to one or more classes of shares, which may have an impact on the voting rights on the Shares;

•

the issue of shares in the capital of Telvent of one or more classes to Offeror or any of its affiliates (subject to pre-emptive rights, if any, of other shareholders, which shares can be paid up in cash and/or in kind), which could lead to a dilution of the interest of shareholders;

•

the distribution of an extraordinary dividend or other distribution or repayment of capital on Shares, whether in cash or in kind. Any distributions made may take the form of a distribution out of reserves, an interim dividend, a final dividend, payment upon cancellation or, in case Telvent is dissolved, a liquidation distribution;

•	a dissolution and liquidation of Telvent;

•	a transformation of Telvent into another legal form; and/or

•	the incorporation of and/or merger into or with a European company (societas europaea) or a non-European company.

It is possible that we may not be able to implement any of the aforementioned possible measures. This will depend on, among other things, the percentage of Shares tendered in the Offer and the options available under the applicable provisions of Spanish or other applicable law. In addition, any of the aforementioned measures could be the subject of litigation, and a court could delay the restructuring or prohibit it from occurring. Moreover, even if Offeror is able to effect any proposed restructuring, the consideration that shareholders receive in any restructuring may be substantially lower and/or different in form than the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Minority Shareholder Share Redemption or another business combination following the purchase of the Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Minority Shareholder Share Redemption if the Minority Shareholder Share Redemption is consummated within one year after the Expiration Time at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Telvent and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

(c)	Appraisal Rights

No appraisal rights are available under Spanish law or otherwise with respect to Shares tendered and accepted for purchase in the Offer or to Shares redeemed pursuant to the Minority Shareholder Share Redemption.

12.	CERTAIN EFFECTS OF THE OFFER

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer and any purchases effected by Schneider Electric, Offeror or any of their respective subsidiaries following completion of the Offer, the Shares may cease to meet the standards set forth in NASDAQ’s published guidelines for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the discontinuance of quotation of the Shares from NASDAQ. Among such criteria, listed companies are required to maintain a minimum of either (i) four market makers, 400 total shareholders, 1.1 million shares publicly held, a market value of publicly held shares of $15 million, and a market value of listed securities of $50 million or (ii) two market makers, 400 total shareholders, 750,000 shares publicly held, a market value of publicly held shares of $5 million, and $10 million in shareholders’ equity. If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on NASDAQ could be discontinued and the market for Shares will be adversely affected.

Offeror agreed in the Transaction Agreement to use reasonable best efforts to maintain the current listing of the Shares on NASDAQ until such time as (x) we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares and (y) the delisting of Telvent from NASDAQ is approved at a general shareholders’ meeting following the procedure established in the Spanish company law. Irrespective of the listing criteria set forth in the rules of NASDAQ, we currently intend, as soon as practicable following our acquisition of Shares representing not less than seventy percent (70%) of the total authorized and issued Shares, (i) to cause Telvent to hold a general shareholders’ meeting to approve the delisting of the Shares on NASDAQ and to vote our Shares at such general shareholders’ meeting to approve the delisting and (ii) thereafter to cause Telvent to delist the Shares from NASDAQ. The delisting of the Shares on NASDAQ requires the approval of holders of a majority of the Shares present or represented at a general shareholders’ meeting of Telvent. Thus, at the time that we hold seventy percent (70%) or more of the total authorized and issued Shares, we will own sufficient Shares to obtain the requisite shareholder approval for the delisting of the Shares without the affirmative vote of any other shareholder of Telvent.

In the event the Shares cease to be listed on NASDAQ, it is possible that the Shares would trade on another market or securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors. In the event the Shares cease to be listed on NASDAQ, we do not intend to seek the listing of the Shares on another market or securities exchange.

If the Minority Shareholder Share Redemption is approved, trading in the Shares will cease upon consummation of the Minority Shareholder Share Redemption if trading has not ceased earlier as described above. If not delisted prior to the consummation of the Minority Shareholder Share Redemption, we intend to cause all Shares to be delisted from the NASDAQ promptly upon completion of the Minority Shareholder Share Redemption.

After completion of the Offer, we expect that Telvent will be eligible for “controlled company” status pursuant to Rule 5615(c)(2) of the NASDAQ Marketplace Rules, which means that Telvent would be exempt from the requirement that Telvent’s board of directors be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee and the Nominating and Governance Committee of Telvent’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit Committee of Telvent’s board of directors. We agreed in the Transaction Agreement that for so long as we beneficially own less than seventy percent (70%) of the total authorized and issued Shares, Telvent’s board of directors shall consist of no more than twelve (12) directors and three (3) of such directors shall qualify as “independent directors” under the listing standards adopted by NASDAQ applicable to members of a listed company’s audit committee. If we acquire beneficial ownership of seventy percent (70%) or more of the total authorized and issued Shares, whether pursuant to the Offer or thereafter, we may elect to have all members of Telvent’s board of directors be designees of Schneider Electric without any of such designees qualifying as “independent directors.” See Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent—Board Representation.”

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Telvent to the SEC if the Shares are not listed on NASDAQ (or other “national securities exchange”) and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Telvent is required to furnish to Telvent shareholders and the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions, no longer applicable to Telvent. In addition, the ability of “affiliates” of Telvent and persons holding “restricted securities” of Telvent to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

We believe that the purchase of the Shares pursuant to the Offer and the delisting of the Shares from NASDAQ may result in the Shares becoming eligible for deregistration under the Exchange Act. Telvent agreed in the Transaction Agreement to continue to file (whether or not required) those periodic reports with the SEC required to be filed by a “foreign private issuer” as defined in Rule 3b-4 promulgated under the Exchange Act until such time as we beneficially own Shares representing not less than seventy percent (70%) of the total authorized and issued Shares. It would be our intention to cause Telvent to take such actions as are required to terminate the registration of the Shares under the Exchange Act as soon as possible after we obtain such ownership percentage if the Shares are then eligible for such termination. The deregistration of the Shares under the Exchange Act will not require shareholder approval. At the time that we hold seventy percent (70%) or more of the total authorized and issued Shares, we will have sufficient representation on the board of directors of Telvent to control the vote of the board and approve the deregistration (see Section 11—“Purpose of the Offer; Plans for Telvent; Appraisal Rights—(b) Plans for Telvent”).

If the Minority Shareholder Share Redemption is approved and the registration of the Shares has not been previously terminated, then the registration of the Shares under the Exchange Act will be terminated following the Minority Shareholder Share Redemption.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

13.	SOURCE AND AMOUNT OF FUNDS

Offeror and Schneider Electric estimate that it will need approximately $1.36 billion to purchase all of the Shares pursuant to the Offer and to provide funding to Telvent to redeem the applicable Shares pursuant to the Minority Shareholder Share Redemption. Schneider Electric will ensure that Offeror has sufficient funds to purchase all of the Shares properly tendered in the Offer and to redeem the applicable Shares pursuant to the Minority Shareholder Share Redemption. The Offer is not conditioned upon Schneider Electric’s or Offeror’s ability to finance the purchase of the Shares pursuant to the Offer. In addition, Offeror and Schneider Electric estimates that (i) the total funds required to purchase all of the Convertible Notes pursuant to the Convertible Notes Offer, assuming that the Offer Acceptance Time occurs on July 20, 2011, will be approximately $263.2 million and (ii) the total funds required to payoff or refinance all indebtedness for borrowed money of Telvent and its subsidiaries to be paid-off or refinanced in connection with the transactions contemplated by the Transaction Agreement, excluding any accrued and unpaid interest thereon, will be approximately $487.7 million. See Section 10—“The Transaction Documents—(a) The Transaction Agreement—Other Indebtedness and Guarantees” for additional information regarding our obligations under the Transaction Agreement to payoff or refinance indebtedness of Telvent and its subsidiaries and Section 1—“Terms of the Offer” for additional information regarding the Convertible Notes Offer.

Schneider Electric expects to obtain the necessary funds from cash on hand and borrowings under existing revolving credit facilities. There are no material conditions to obtaining such funds and Offeror currently has no alternative financing arrangements or plans.

Because the only consideration to be paid in the Offer and the Minority Shareholder Share Redemption is cash, the Offer is to purchase all authorized and issued Shares and there is no financing condition to the completion of the Offer, the financial condition of Offeror and Schneider Electric is not material to a decision by a holder of Shares whether to tender Shares in the Offer.

14.	DIVIDENDS AND DISTRIBUTIONS

The Transaction Agreement provides that, during the Pre-Offer Acceptance Period (other than as set forth in the Telvent disclosure schedule, as required by applicable law or as expressly permitted or required pursuant to the Transaction Agreement) Telvent will not, and will not permit any of its subsidiaries to, take any of the following actions without the prior written consent of Schneider Electric (which consent will not be unreasonably withheld, conditioned or delayed):

•

make, declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of or other voting or equity interest in Telvent, or securities (other than the Convertible Notes) that are convertible into or exercisable or exchangeable for shares of capital stock or other voting or equity interest in Telvent, or options or other rights or agreements, commitments, understandings or other obligations of Telvent or its subsidiaries to issue, transfer or sell any shares of capital stock or other voting or equity interest in Telvent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Telvent;

•	make any payment or other distribution to any affiliate of Telvent, excluding any payment required pursuant to a contract of Telvent in effect as of the date thereof; or

•	agree or commit to do any of the foregoing.

15.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer or the Transaction Agreement, Offeror is not required to, and Schneider Electric is not required to cause Offeror to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, if as of any then-scheduled Expiration Time:

•	the Minimum Condition is not satisfied;

•

(i) any waiting period under the HSR Act (and any extension thereof) applicable to the transactions contemplated by the Transaction Agreement, including the Offer, has not expired or been terminated; (ii) the European Commission has not issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EU Merger Control Regulation (or has not been deemed to have done so under Article 10(6) thereof) declaring the transaction contemplated by the Transaction Agreement compatible with the EU Common Market; (iii) any other regulatory approval or clearance required or advisable in connection with the transactions contemplated by the Transaction Agreement, including the Offer, under any Regulatory Law in Ukraine, Colombia, the Republic of Serbia, Mexico or Australia has not been obtained and is not in full force and effect or (iv) any Materially Burdensome Condition has been imposed, or would reasonably be expected to be imposed, in connection with the expiration or termination, decision or other regulatory approval or clearance described in this bullet point;

•

any restraining order, preliminary or permanent injunction, writ, judgment, injunction, decree, determination, award, or other order or similar legal restraint or prohibition has been issued by a governmental entity of competent jurisdiction and is in effect preventing the consummation of the Offer or imposing a Materially Burdensome Condition;

•

any litigation, arbitration, suits, actions, or proceeding of any nature has been instituted by a governmental entity and remains pending that either (i) is seeking to restrain or prohibit the consummation of the Offer or impose a Materially Burdensome Condition or (ii) would reasonably be expected to result in a restraining order, preliminary or permanent injunction or other order or similar legal restraint or prohibition preventing the consummation of the Offer or imposing a Materially Burdensome Condition;

•

(i)(A) the representation and warranty of Telvent contained in the Transaction Agreement with respect to the number of Shares authorized and issued as of May 31, 2011 and the number of such Shares held in treasury (except for such inaccuracies as are de minimis in the aggregate) and the representation and warranty of Telvent contained in the Transaction Agreement with respect to the absence of any event, change, development, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect are not true and correct in all respects, (B) the representations and warranties of Telvent contained in the Transaction Agreement with respect to its authority, the enforceability of the Transaction Agreement, the recommendation of Telvent’s board of directors with respect to the Offer and the Transaction Agreement, Telvent’s capitalization and outstanding voting debt are not true and correct in all material respects or (C) the other representations and warranties of Telvent contained in the Transaction Agreement are not true and correct (without giving effect to any qualifications or limitations as to materiality, or Material Adverse Effect set forth therein), in the case of each of clauses (A), (B) and (C), as of the date of the Transaction Agreement and as of immediately prior to the expiration of the Offer as though made at and as of such time (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (C), where the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect or (ii) Telvent failed to deliver to Schneider Electric a certificate signed on its behalf by its Chief Executive Officer or other senior executive officer, dated as of the date on which the then-scheduled Expiration Time occurs, certifying that the condition set forth in clause (i) of this bullet point has not occurred and does not continue to exist; or

•	the Transaction Agreement has terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Schneider Electric and Offeror, may be asserted by Schneider Electric or Offeror, regardless of the circumstances giving rise to any such conditions, and, subject to the terms of the Transaction Agreement, may be waived by Schneider Electric or Offeror, in whole or in part, at any time and from time to time in the sole discretion of Schneider Electric or Offeror, and the failure or delay by Schneider Electric or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Without limiting the foregoing, if the Transaction Agreement has been terminated prior to any then-scheduled Expiration Time, Schneider Electric and Offeror may waive, in their sole discretion, the above-described condition with respect to the termination of the Transaction Agreement and, assuming all other conditions to the Offer have been satisfied (or, in our sole discretion to the extent permitted, waived), Offeror may accept for payment and pay for all tendered Shares (including the Shares tendered pursuant to the Irrevocable Undertaking Agreements).

The term “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is or could reasonably be expected to be materially adverse to (1) the business, results of operations or financial condition of Telvent and its subsidiaries taken as a whole or (2) the ability of Telvent to perform its obligations under the Transaction Agreement or to consummate the transactions contemplated by the Transaction Agreement by December 31, 2011. However, none of the following, and no effects, changes, events or occurrences, individually or in the aggregate, arising out of, resulting from or attributable to any of the following will constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

•

to the extent not affecting Telvent or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which Telvent and its subsidiaries operate, (i) conditions generally affecting the industry in which Telvent and its subsidiaries operate, or the economy, credit or financial or capital markets, in Spain or elsewhere in the world, including changes in interest or exchange rates, (ii) actual or prospective changes after the date of the Transaction Agreement in law or in generally accepted accounting principles or in accounting standards or in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (iii) acts of war or military action, sabotage or terrorism, or any escalation or worsening of any such acts of war or military action, sabotage or terrorism or (iv) earthquakes, hurricanes, tornadoes or other natural disasters;

•

other than for purposes of the representation and warranty of Telvent in the Transaction Agreement with respect to (i) conflicts between Telvent’s execution of and performance under the Transaction Agreement and (A) the organizational documents of Telvent and its subsidiaries and (B) applicable laws, (ii) the effects of Telvent’s execution of and performance under the Transaction Agreement on any agreement or instrument that is not an exhibit to Telvent’s SEC filings and (iii) the creation of any lien on Telvent’s assets as a result of Telvent’s execution and performance under the Transaction Agreement, the announcement of the Transaction Agreement or the commencement or consummation of the Offer;

•	any action taken by Telvent or its subsidiaries that is required by the Transaction Agreement, taken with Schneider Electric’s written consent or at Schneider Electric’s written request;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Schneider Electric, Offeror, Abengoa or any of their respective affiliates; or

•

(i) any change or prospective change in Telvent’s credit ratings, (ii) any decline in the market price, or change in trading volume, of the capital stock of Telvent or (iii) any failure to meet any internal or public projections, forecasts, guidance, estimates of revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any change, decline or failure described in this bullet point shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur so long as the underlying cause does not fall within any of the exceptions described in the foregoing bullet points).

16.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

General. We are not aware of any pending legal proceedings relating to the Offer that are material to a holder’s decision whether to tender or hold the securities sought in the Offer. Except as described in this Section 16—“Legal Matters; Required Regulatory Approvals,” based on our examination of publicly available information filed by Telvent and other information provided by Telvent, we are not aware of any governmental license or regulatory permit that appears to be material to the business of Telvent and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares (and the indirect acquisition of the stock of Telvent’s subsidiaries) as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror or Schneider Electric as contemplated herein. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Telvent’s business, any of which under certain conditions specified in the Transaction Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—“Conditions of the Offer.”

U.S. Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material (“Premerger Notification and Report Form”) has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These HSR Act requirements apply to the acquisition of Shares in the Offer.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period following the filing by Schneider Electric, as the ultimate parent entity of Offeror, of a Premerger Notification and Report Form concerning the Offer and the Minority Shareholder Share Redemption with the FTC and the Antitrust Division, unless (i) such waiting period is extended by the FTC or Antitrust Division by the issuance of a Request for Additional Information and Documentary Materials (a “Second Request”), in which case the waiting period terminates ten (10) days after Schneider Electric complies substantially with the Second Request (as described more fully below) or (ii) the waiting period is terminated earlier by the FTC and the Antitrust Division. Under the Transaction Agreement, Schneider Electric is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as practicable after the date of the Transaction Agreement. Schneider Electric and Telvent have both filed Premerger Notification and Report Forms with the FTC and the Antitrust Division on June 14, 2011. Accordingly, the required waiting period with respect to the Offer and the Minority Shareholder Share Redemption will expire at 11:59 p.m., New York City time, on June 29, 2011, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a Second Request prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Minority Shareholder Share Redemption would be extended until ten (10) calendar days following the date of substantial compliance by Schneider Electric with that request, unless the FTC or the Antitrust Division terminates the additional waiting period earlier. After the expiration of the ten (10) calendar day waiting period, the consummation of the Offer can be further delayed by the FTC or the Antitrust Division only by court order or Schneider Electric’s agreement not to close. In practice, complying with a Second Request can take a significant period of time. If a Second Request is issued by the FTC or the Antitrust Division, Telvent’s failure to comply with the Second Request will not extend the waiting period. The Minority Shareholder Share Redemption will not require an additional filing under the HSR Act if the Minority Shareholder Share Redemption occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

European Union Antitrust Compliance. Under Article 7(1) of the EU Merger Control Regulation, a transaction meeting certain thresholds may not be completed before it is notified to the European Commission and the European Commission (i) has not declared that the transaction does not to fall within the scope of the EU Merger Control Regulation, (ii) has declared that the transaction is compatible with the common market, or (iii) has been deemed to have declared that the transaction is compatible with the common market. The purchase of Shares pursuant to the Offer falls under the definition of a notifiable concentration pursuant to the EU Merger Control Regulation.

The transaction is eligible for a single review at the EU level pursuant to Article 4(5) of the EU Merger Control Regulation. We must first submit to the European Commission a reasoned submission (Form RS) and, thereafter, a formal notification (Form CO). Under the Transaction Agreement, Schneider Electric is required to file a Form CO with the European Commission with respect to the purchase of Shares in the Offer as promptly as practicable after the date of the Transaction Agreement. Schneider Electric and Telvent intend to file the Form CO with the European Commission as promptly as practicable following the date of this Offer to Purchase. The European Commission has 25 business days (beginning on the first business day following the date on which a complete Form CO is received), which period may be extended to 35 business days under certain circumstances, to issue a decision as to whether to clear the Offer or to initiate a formal investigation. The European Commission will initiate a formal investigation if it finds that the Offer gives rise to serious doubts as to its compatibility with the European common market and such doubts cannot be satisfied by remedial commitments offered by the parties during the initial review period. Alternatively, the European Commission could decide at the end of the initial review period not to oppose the Offer and declare it compatible with the European common market. If the European Commission initiates a formal investigation, it has 90 business days, which period may be extended by up to 35 business days under certain circumstances, following the decision to open the investigation to consider whether the Offer will significantly impede effective competition in the European common market, or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position in any market within the European Economic Area. At the end of this period, the European Commission will issue a decision, either declaring the Offer and the Merger compatible with the European common market or prohibiting its implementation.

Other Foreign Antitrust Compliance. Based on our examination of publicly available information filed by Telvent and other information provided by Telvent, in connection with the acquisition of Shares pursuant to the Offer, filings are required to be made to, and approvals received from, applicable governmental authorities under the antitrust and competition laws of a number of other foreign jurisdictions, including Colombia, the Republic of Serbia, Mexico and Ukraine prior to the completion of the Offer. In addition, a filing is required to be made under the antitrust and competition laws of Brazil. We expect to make all the necessary filings as expeditiously as possible.

Other Filings. Based on our examination of publicly available information filed by Telvent and other information provided by Telvent, in connection with the acquisition of Shares pursuant to the Offer, a filing to, and clearance from, the applicable governmental authority is required to be made under the foreign investment laws of Australia. We expect to make the necessary filing as expeditiously as possible.

Regulatory Review. While we believe that the required pre-merger notification approvals, exemptions or other actions or clearances can be obtained in each of these countries, we cannot be certain that such approvals, exemptions, other actions or clearances will be granted, and if such approvals, exemptions, other actions or clearances are granted, we cannot be certain as to the date of those approvals, exemptions, other actions or clearances. The Antitrust Division, the FTC, the European Commission and other foreign antitrust authorities frequently scrutinize the legality of transactions such as our acquisition of Shares pursuant to the Offer under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Schneider Electric, Offeror, Telvent or any of their respective subsidiaries or affiliates or requiring other conduct or relief. In some cases, private parties and U.S. states attorneys general (or equivalent foreign authorities) may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period (and any extension thereof) has not expired or been terminated or any approval, exemption, other action or clearance required to consummate the Offer has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period (and any extension thereof) has expired or exemption been obtained. See Section 15—“Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 10—“The Transaction Documents—The Transaction Agreement—Termination” for certain termination rights pursuant to the Transaction Agreement with respect to certain governmental actions.

Regulatory Undertaking. We have agreed pursuant to the Transaction Agreement to use our reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or regulatory law that may be asserted by the FTC, the Antitrust Division, any U.S. State attorney general or any other governmental authority with respect to the Offer so as to enable the consummation of the Offer as promptly as reasonably practicable; however, we are not required to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer or (ii) that imposes, or would reasonably be expected to impose, any Materially Burdensome Condition. See Section 10—“The Transaction Documents—The Transaction Agreement—Efforts to Close the Offer” for a description of a Materially Burdensome Condition and additional information regarding the efforts in connection with regulatory law required by the Transaction Agreement. In addition, we will not be obligated to accept for payment or pay for any tendered Shares if as of any then scheduled Expiration Time, (i) any Materially Burdensome Condition has been imposed, or would reasonably be expected to be imposed, in connection with the expiration or termination of any waiting period described in this Section 16—“Legal Matters; Required Regulatory Approvals” or any other decision, approval, exemption or other action or clearance described in this Section 16—“Legal Matters; Required Regulatory Approvals,” (ii) any order, legal restraint or prohibition has been issued by a governmental entity of competent jurisdiction and is in effect imposing a Materially Burdensome Condition or (iii) any litigation, arbitration, suits, actions, or proceedings of any nature has been instituted by a governmental entity and remains pending that either (A) is seeking to impose a Materially Burdensome Condition or (B) would reasonably be expected to result in a order or similar legal restraint or prohibition imposing a Materially Burdensome Condition. See Section 15—“Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions, legal restraints or prohibitions or proceedings.

17.	FEES AND EXPENSES

Pursuant to separate advisory engagement letters between (i) Schneider Electric and Crédit Agricole CIB (together with its affiliates, “Crédit Agricole CIB”) and (ii) Schneider Electric and Banco Santander, S.A. (“Banco Santander”), Crédit Agricole CIB and Banco Santander have provided certain financial advisory services to Schneider Electric in connection with the proposed acquisition of Telvent, for which Crédit Agricole CIB and Banco Santander will receive reasonable and customary compensation. Schneider Electric has engaged Credit Agricole Securities (USA) Inc., an affiliate of Crédit Agricole CIB, to act as Dealer Manager in connection with the Offer. Schneider Electric and Offeror have also agreed to reimburse Crédit Agricole CIB, Banco Santander and Credit Agricole Securities (USA) Inc. for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel), and to indemnify Crédit Agricole CIB, Banco Santander and Credit Agricole Securities (USA) Inc. against certain liabilities, including certain liabilities under the U.S. federal securities laws. The Dealer Manager and its affiliates in the ordinary course of business, including in their respective trading and brokerage operations and in a fiduciary capacity, may purchase and/or sell Schneider Electric’s and/or Telvent’s securities, including the Shares, for their own accounts and for the accounts of their customers. As a result, the Dealer Manager and its affiliates at any time may own certain of Schneider Electric’s and/or Telvent’s equity securities, including the Shares. In addition, the Dealer Manager and its affiliates may tender Shares into the tender offer for their own account.

Schneider Electric has retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Schneider Electric and Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Schneider Electric or Offeror will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding offering materials to their customers.

18.	MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. Offeror may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Schneider Electric and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Telvent has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of Telvent’s board of directors with respect to the Offer and the reasons for the recommendation of Telvent’s board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Information Concerning Telvent.”

Neither Schneider Electric nor Offeror has authorized any person to give any information or to make any representation on behalf of either Schneider Electric or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Schneider Electric, Offeror, Telvent or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Schneider Electric España, S.A.U.

June 21, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF SCHNEIDER ELECTRIC AND OFFEROR

1.	DIRECTORS AND EXECUTIVE OFFICERS OF SCHNEIDER ELECTRIC SA

The following tables set forth the name, citizenship, present principal occupation or employment and the name, principal business and address of such present occupation or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Schneider Electric SA.

Directors

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Henri Lachmann (France)	Schneider Electric SA 35, rue Joseph Monier 92500 Rueil Malmaison France	Mr. Henri Lachmann has been Chairman of the Supervisory Board of Schneider Electric since May 2006. Currently Mr. Lachmann is also Vice Chairman of the Supervisory Board of Vivendi; a Member of the Supervisory Board of Groupe Norbert Dentressangle, a Director of Carma; a Director of AXA Assurances IARD Mutuelle, a Non-voting director of Fimalac, Chairman of the Board of directors of Centre Chirurgical Marie Lannelongue, Chairman of Fondation pour le Droit Continental; a Member of the Steering Committee of Institut de l’Entreprise, a Director of Association Nationale des Sociétés par Actions, Chairman of Institut Telémaque; Vice Chairman and Treasurer of Institut Montaigne, a Member of CODICE; a Director of Solidarités Actives, Planet Finance and Fondation Entreprendre, Chairman of the Advisory Council of Campus d’Excellence au Commissariat Général à l’Investissement (Grand Emprunt). Mr. Lachmann also previously served within the last five years as a Member of the Supervisory Board of AXA, a Director of Finaxa and various AXA subsidiaries and a non-voting Director of Tajan.

Léo Apotheker (Germany)	Hewlett-Packard Company 3000 Hanover Street, Palo Alto, CA 94304-1112 USA	Mr. Léo Apotheker has served as Chief Executive Officer and President of Hewlett-Packard Company, a provider of products, technologies, software, solutions and services, since November 2010 and as a member of the Board of Directors of Hewlett-Packard Company since November 2010. Mr. Apotheker served as Chief Executive Officer of SAP AG from June 2009 until February 2010 after having served as co-Chief Executive Officer of SAP from April 2008 to May 2009. Previously, Mr. Apotheker served as worldwide Chairman of Customer Solutions and Operations for SAP from 2002 until April 2008. Mr. Apotheker joined the Supervisory Board of Schneider Electric in 2007 and was appointed Vice-Chairman of the Supervisory Board in 2010. Mr. Apotheker also previously served within the last five years as a Director of Ginger SA, GTNexus (USA), SAP America Inc. (USA), SAP Global Marketing Inc. (USA), SAP Asia Pte. Ltd (Singapore), SAP Japan Co. Ltd (Japan), SAP France SA, SAP Italia Sistemi, Applicazioni, Prodotti in Data Processing SpA (Italy), SAP Hellas

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Systems Application and Data Processing SA (Greece), SAP (Beijing) Software System Co. Ltd. (China), SAP Manage Ltd (Israel), SAP Finland Oy (Finland) and SAP Denmark A/S (Denmark) and as a Member of the Supervisory Board of AXA.

Betsy Atkins (United States)	BAJA CORP 10 Edgewater Drive, Ste. 10A Coral Gables, FL 33133 USA	Mrs. Betsy Atkins has served as Managing Partner of Baja Ventures, a technology, life sciences and renewable energy early stage venture capital fund, since 1994.. Mrs. Atkins has been a Member of the Supervisory Board of Schneider Electric since February 2011. Mrs. Atkins is also currently a Director of Chicos FAS Inc., Polycom Inc. and SunPower Corp, Chairman and Director of private Canadian company Vantrix and a Member of the Advisory Board SAP AG. Mrs. Atkins previously served within the last five years as a Director of Towers Watson, Reynolds American, and Vonage and as Chairman and Chief Executive Officer of Clear Standards, Inc.

Claude Briquet (France)	Schneider Electric Industries SAS Boulevard Salvador Allende, Zone Industrielle, BP 660, 16340 L’Isle d’Espagnac France	Mr. Claude Briquet has been responsible for trading in Europe within the Industry Department of Schneider Electric’s European Operating Division, Schneider Electric Industries SAS since 2007. From 2001 to 2007 Mr. Briquet served as Executive Vice-President of Alombard SAS, a subsidiary of Schneider Electric. Mr. Claude Briquet is a Member of the Supervisory Board of Schneider Electric and is also member of the Supervisory Board of the “Schneider France-Germany” corporate mutual fund and a Director of the “Schneider Énergie, Sicav Solidaire” socially responsible mutual fund.

Gérard de La Martinière (France)	18, allée du Cloître 78170 La Celle-Saint-Cloud France	Mr. Gérard de La Martinière is a Member of the Supervisory Board of Schneider Electric and was appointed Director of Schneider Electric in 1998. From 2003 until October 2008, Mr. de La Martinière served as Chairman of Fédération Française des Sociétés d’Assurances (F.F.S.A). Currently, Mr. de La Martinière is a director of Air Liquide; a Member of the Supervisory Board of European Financial Reporting Advisory Group (EFRAG – a Belgian association); a Director of the SAS Poor’s Credit Market Services France and a Director of Allo Finance. Mr. de La Martinière also previously served within the last five years as Chairman of the European Insurance Committee (CEA); Vice Chairman of the European Insurance Committee (CEA); Chairman of the Board of LCH. Clearnet Group Ltd, London and a Director of Banque d’Orsay.

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Noël Forgeard (France)	Arjil 84 avenue d’Iéna 75116 Paris France	In March 2011, Mr. Noël Forgeard joined Arjil, an investment banking firm and a member of Altium Group (formely APAX Partnetrs), as Partner. From July 1, 2005 to July 1, 2006 he was co-Executive Chief Executive Officer of European Aeronautic Defence & Space Co. NV (EADS). Mr. Forgeard is a Member of the Supervisory Board of Schneider Electric and was appointed Director of Schneider Electric in 2005. Mr. Foregeard is also a Member of the Committee of France Galop. Mr. Foregeard previously served within the last five years as a Director of Arcelor Mittal, a Director of Dassault Aviation SA, and a Director of the École Polytechnique.

Jérôme Gallot (France)	Veolia Transdev 36-38, avenue Kléber 75118 Paris France	Mr. Jérôme Gallot has served as CEO of Veolia Transdev, a passenger transportation solutions provider, since April 2011. From September 2006 to March 2011, Mr. Gallot was Chairman of CDC Entreprises and member of the Management Board of Caisse des Dépôts. Mr. Gallot is a Member of the Supervisory Board of Schneider Electric and joined the board of Schneider Electric in 2005. Mr. Gallot is currently also a Member of the Management Board of CDC Group, a Member of the Executive Committee of Fonds Stratégique d’Investissement; a Director of Nexans SA, Icade SA, Caixa Seguros SA (Brazilian subsidiary of CNP) and Plastic Omnium, and a non-voting Director of NRJ Group SA. Mr. Gallot previously served within the last five years as a Senior Executive Vice President, Caisse des Dépôts et Consignations; Crédit Foncier de France, Galaxy Fund, Galaxy Management Services and Caisse Nationale de Prévoyance (CNP Assurances SA); Chairman of Sicav Austral; a Member of the Supervisory Board of Compagnie Nationale de Rhône (CNR), and a non-voting Director of OSEO.

Jeong H. Kim (United States)	Alcatel-Lucent 600 Mountain Avenue Room 6A-509 Murray Hill, N.J. 07974 USA	Since 2005, Dr. Jeong H. Kim has served as Chairman of Bell Laboratories (Alcatel-Lucent), a designer of communications technology products and services and communications research institution. Dr. Kim has been a Member of the Supervisory Board of Schneider Electric since February 2011. Dr. Kim is also currently a professor at the University of Maryland, Chief Executive officer of Jurie Holding LLC, a Director of CINTT and GIV Global Private Equity, a Member of the Advisory Board of Royal Oak Capital, a Member of the Listing and Review Council of NASDAQ and a Member of the CIA External Advisory Board. Dr. Kim previously served within the last five years as a Director of MTI MicroFuel Cells and In-Q-Tel.

Willy R. Kissling (Switzerland)	Poststrasse n° 4 BP – 8808 Pfaeffi kon Switzerland	Mr. Willy R. Kissling is a member of the Supervisory Board of Schneider Electric and joined the board of Schneider Electric in 2001. Currenly, Mr. Kissling is also a Member of

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
the Board of directors of Cleantech Invest AG and a Member of European Advisory Board of Booz & Co. Mr. Kissling previously served within the last five years as a Director of Kühne + Nagel International AG(logistics), a Director of Holcim Ltd, Chairman of the Board of directors of Oerlikon Bührle Holding AG (renamed OC Oerlikon Corp.), and Chairman of the Board of directors of Grand Resort Bad Ragaz AG.

Cathy Kopp (France)	22, square de l’Alboni 75016 Paris France	Mrs. Cathy Kopp is a Member of the Supervisory Board of Schneider Electric and joined the board of Schneider Electric in 2005. Currently, Mrs. Kopp also serves as a Director of Dexia; a Member of the Board of École Normale Supérieure (Paris); a Member of the Board of Fondation SNCF; and a Member of Haut Conseil de l’Intégration. From 2002 to 2009, she served as Executive Vice-President for Human Resources at Accor, and until 2009 Mrs. Kopp was Chairman of the employee relations commission of the Service Industry Group of the French employers’ federation (Medef). Ms. Kopp previously served within the last five years as a Member of the Board of Haute Autorité de Lutte contre les Discriminations (Halde), France’s equal opportunities commission.

Anand Mahindra (India)	Mahindra Towers, 6th floor, Dr 6M b Hosle Road, Mumbai 400 018 India	Mr. Anand G. Mahindra has served as Managing Director of Mahindra & Mahindra Limited, producer of off-road vehicles and agricultural tractors, since April 1997 and as Vice Chairman of Mahindra & Mahindra Limited since January 2003. Mr. Mahindra is Member of the Supervisory Board of Schneider Electric and joined the Supervisory Board of Schneider Electric in 2010. Mr. Mahindra also currently serves as a Director of The National Stock Exchange of India Limited, Co-Chairman of the International Council of the Asia Society, New York and Co-President of The Euro India Centre, a Member of the Board of Governors of the Mahindra United World College of India, a Member of the Asia-Pacific Advisory Board of Harvard Business School, a Member of the Board of Dean’s Advisors of Harvard Business School, a Member of the Advisory Committee of Harvard University Asia Centre, a Member of the Advisory Council of the Initiative on Corporate Governance of Harvard Business School, a Member of the Advisory Board of Microsoft India, a Member of the Council and Executive Committee of the National Sports Development Fund (NSDF), Government of India, a Member of Executive Committee of the Nehru Centre, Mumbai, a Member of the National Council of Applied Economic Research and a Member of the Governing Board of National Institute of Bank Management

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Pune. Mr. Mahindra previously served within the last five years as a Director of Mahindra & Mahindra Financial Services Limited, Mahindra Lifespace Developers Ltd.; Tech Mahindra (Americas) Inc., Mahindra (China) Tractor Co. Ltd.; MW.Com India Pvt. Ltd. and Mahindra Intertrade Limited.

Dominique Sénéquier (France)	AXA Private Equity 20, place Vendôme 75001 Paris France	Ms. Dominique Senequier has served as Chairman and Chief Executive Officer of AXA Private Equity, a private equity firm, since founding the firm and joining AXA Investment Managers in 1996. Ms. Senequier has been a member of the Supervisory Board of Schneider Electric since 2001. Currently Ms. Senequier is also Chairman of the Managing Board of AXA Investment Managers Private Equity SA and AXA Investment Managers Private Equity Europe SA; Chairman of the Supervisory Committee of AXA Private Equity US LLC; Chairman of the Supervisory Board of AXA Private Equity Germany GmbH; Director of AXA Private Equity Asia Pte Ltd; Chairman of the Board of Directors of AXA Private Equity Italy S.r.l., AXA Private Equity UK Ltd, AXA Private Equity of Switzerland AG and AXA Private Equity Eastern Europe GmbH; Chairman, Member of the Executive Board and Member of the Investment Committee of Matignon Développement 1 SAS, Matignon Développement 2 SAS, Matignon Développement 3 SAS, Matignon Développement 4 SAS France; Chairman, Member of the Management Board and Member of the Coordination Committee of AXA Infrastructure Investissement SAS; Director of Théâtre des Champs-Elysées SA; a Non-voting Director of Nakama SA; a Non-voting Director of Groupe Bourbon SA; and Chairman of Pikanter 9 SAS. Ms. Senequier previously served within the last five years as Vice-President of the Supervisory Board of Linedata Services SA, Chairman of Pikanter 4 SAS, Chairman of AXA Chile Private Equity and Member of the Board of Groupe AXA.

G. Richard Thoman (United States)	Corporate Perspectives, L.L.C. 126 East 56th Street, 9th Floor New York, NY 10022 United States	Mr. G. Richard Thoman is currently Managing Partner of Corporate Perspectives, L.L.C., a consulting firm. Mr. Thoman is a Member of the Supervisory Board of Schneider Electric and joined the Supervisory Board of Schneider Electric in 2007. Mr. Thoman also currently serves as a Member of the Board of Advisors of INSEAD, the French American Foundation, the Americas Society, the Council of the Americas, Committee for Economic Development, McGill University School of Management, the Fletcher School and the heritage committee of the Institut des Hautes Études Internationales and “IHEID” in Geneva; an Adjunct Professor at Columbia University and the Fletcher School; a Member of the Trilateral Commission, the Council on

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Foreign Relations; Business Executives for National Security and New York Economics Club. Mr. Thoman previously served within the last five years as a Member of the Board of directors of Union Bancaire Privée (Geneva).

Serge Weinberg (France)	Weinberg Capital Partners 20, rue Quentin Bauchart 75008 Paris France	In March 2005 Serge Weinberg founded Weinberg Capital Partners, a company that manages an investment fund specialized in leveraged buyouts and real estate, and has served as Chairman of Weinberg Capital Partners since March 2005. Mr. Weinberg is a Member of the Supervisory Board of Schneider Electric and was Vice Chairman of the Supervisory Board from May 2006 to May 2010. Mr. Weinberg also currently serves as Chairman of Sanofi-Aventis, Financière Piasa, Piasa Holding, Piasa, Team Partners Group, VL Holding, Alret and Maremma; a Member of the Supervisory Board of Amplitude Group and Financière BFSA; Vice President and Director of Financière Poinsétia and Financière Sasa; Member of the Supervisory Board of Alfina; a Member of the Board of Alliance Industrie and Sasa Industrie; and Chairman of Corum (Switzerland). Mr. Weinberg previously served within the last five years as Chairman of the Board of Directors of Accor; a Director of Alliance Industrie, Road Holding and Rasec; a Member of the Management Board of Pharma Omnium International; and a Director of FNAC, Rothschild Concordia SAS, Rothschild & Cie, and the Gucci Group.

Executive Officers

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Jean-Pascal Tricoire (France)	Schneider Electric SA 35, rue Joseph Monier 92500 Rueil-Malmaison France	Mr. Jean-Pascal Tricoire has served as President and CEO of Schneider Electric and as Chairman of the Management Board of Schneider Electric since May 2006. He joined the Schneider Electric Group (Merlin Gerin) in 1986. Between 1988 and 1999, he held a variety of line positions with international subsidiaries: in Italy (five years), China (five years) and South Africa (one year). On his return to France he joined the headquarters team, serving from 1999 to 2001 as Vice President, Strategic Global Accounts with specific responsibility for the Schneider 2000+ program. From January 2002 to the end of 2003, he was Executive Vice President of Schneider Electric’s International Division. In October 2003, he was appointed Chief Operating Officer, before becoming Chairman of the Management Board in May 2006. Mr. Tricoire is also currently Chairman and Chief Executive Officer of Schneider Electric Industries SAS, director of Schneider Electric USA, Inc. (USA). Mr. Tricoire previously served within the last five years as a

Name (Citizenship)	Business Address	Present Principal Occupation or Employment and Employment History
Director of Clipsal Asia Holding Limited, Digital Electronics Corporation, Schneider Electric (Australia) Pty Limited, Schneider Electric New Zealand Holding Limited, PT Schneider Indonesia, Schneider Electric Japan Ltd, Schneider Electric Japan Holding Ltd, Schneider Electric Venezuela SA, Schneider Toshiba Inverter SAS and PDL Holding Ltd.

Emmanuel Babeau (France)	Schneider Electric SA 35, rue Joseph Monier 92500 Rueil-Malmaison France	Mr. Emmanuel Babeau has served as a Member of the Management Board of Schneider Electric since May 2009, as Executive VP Finance & CFO of Schneider Electric since July 2009 and joined Schneider Electric in the first half of 2009. Mr. Babeau also currently serves as Chairman of the Board of Directors of Schneider Electric Services International, director of Schneider Electric Industries S.A.S., Schneider Electric France and Schneider Electric USA. Prior to joining Schneider Electric, Mr. Babeau held several positions at Pernod Ricard. In 1993, Mr. Babeau joined Pernod Ricard as an internal auditor. Mr. Babeau was appointed head of Internal Audit, the Corporate Treasury center and consolidation in 1996. Mr. Babeau subsequently held several executive positions at Pernod Ricard, including outside France, before becoming Vice President, Development in 2001, CFO in June 2003 and Group Deputy Managing Director in charge of Finance in 2006.

2.	DIRECTORS AND EXECUTIVE OFFICERS OF SCHNEIDER ELECTRIC ESPAÑA, S.A.U.

The following tables set forth the name, citizenship, present principal occupation or employment and the name, principal business and address of such present occupation or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Schneider Electric España, S.A.U. Unless otherwise noted herein, the business address of each director and executive officer of Schneider Electric España, S.A.U is c/ Bac de Roda, nº 52, Edificio A, 08019 Barcelona, Spain.

Directors

Name and Position (Citizenship)	Present Principal Occupation or Employment and Employment History
Julio Rodríguez Izquierdo (Spain)	Mr. Rodríguez Izquierdo has served as Executive Vice President, Power & EMEAS Division for Schneider Electric since January 2010. From October 2009 to December 2009, Mr. Rodríguez Izquierdo served as Executive Vice President Emeas for Schneider Electric. From May 2007 to October 2009, Mr. Rodríguez Izquierdo served as Executive Vice President, Europe Division for Schneider Electric. From January 2004 to May 2007, Mr. Rodríguez Izquierdo served as Executive Vice President, International & Iberian Division for Schneider Electric.

Enrique Valer Munilla (Spain)	Since October 2010, Mr. Valer Munilla has served as Country President Iberian Zone & South America Senior Vice President for Offeror. From January2004 to September 2010, Mr. Valer Munilla served as General Manager, Iberian Zone for Offeror.

Name and Position (Citizenship)	Present Principal Occupation or Employment and Employment History
Ignacio Marco-Gardoqui Ibáñez (Spain)	Mr. Marco-Gardoqui Ibáñez is currently retired. Mr. Marco-Gardoqui Ibáñez has served on the Board of Directors for Offeror since October 1991. Mr. Marco-Gardoqui Ibanez also served as an Independent Member of the board of directors of Viscofan, S.A. since January 1, 2010. Prior to retiring, Mr. Marco-Gardoqui Ibáñez served from April 2008 to November 2009 as Director of the private bank, “la Caixa” and from March 1999 to April 2008 as Executive Director at Morgan Stanley. Mr. Marco-Gardoqui Ibáñez also currently serves as a member of the board of directors of Azaceta Gestión Sociedad Limitada, Progenika Biopharma Sociedad Anónima, Iberdrola Ingenieria y Construcción Sociedad Anónima, Viscofan, Sociedad Anónima, Tubacex Tubos Inoxidables, S.A.

The principal business address for Mr. Marco-Gardoqui Ibáñez is Arecheta, 8, 2º, Guecho 48992, Spain.

Francesc Sanuy Gistau (Spain)	Mr. Sanuy Gistau is, and for the past five years has been, a self-employed lawyer, financial analyst (radio, television, newspapers, books), consultant and advisor.

The principal business address for Mr. Sanuy Gistau is c/ Cardenal Vives i Tuto 24, 3, 08034 Barcelona, Spain.

Brigitte Véronique Blanc (France)	Since September 200, Ms. Blanc has served as Senior Vice President, Financing & Treasury for Schneider Electric Industries SAS.

The principal business address for Ms. Blanc is c/ Schneider Electric Industries SAS, 35 rue Joseph Monier, 92506 Rueil Malmaison Cedex, France.

Executive Officers

Name and Position (Citizenship)	Present Principal Occupation or Employment and Employment History
Enrique Valer Munilla (Spain)	See information set forth above.

Manuel Angel Sánchez Vivas (Spain)	Mr. Sánchez Vivas joined Offeror in April 2007. Mr. Sánchez Vivas has served as Iberian Zone HR & Communication VP for Offeror since September 2009. Mr. Sánchez Vivas served from February 2009 to September 2009 as North Zone HR Manager for Offeror and from April 2007 to February 2009 as Iberian Zone Development Manager for Offeror. Prior to joining Offeror Mr. Sánchez Vivas served as a project manager for multiple companies, including Heineken, Telefonica and Delphi.

Cyrill Helbert (France)	Mr. Helbert has served as Vice President, Finance, Iberian Zone of Offeror since February 2010. Mr. Helbert served from May 2006 to January 2010 as Vice President, Finance for Schneider Electric Canada Inc and as Chief Financial Officer for Xantrex Technology USA Inc., a subsidiary of Schneider Electric.

Alex Vecino Miro (Spain)	Mr. Vecino Miro has served as Customer Satisfaction & Quality Director, Iberian Zone for Offeror since April 2007. Prior to joining

Name and Position (Citizenship)	Present Principal Occupation or Employment and Employment History
Offeror, from August 2004 until March 2007, Mr. Vecino Miro served as Continuous Improvement Manager for Delphi Mechatronics System in Europe.

José-Emilio Serra de Fortuny (Spain)	Mr. Serra de Fortuny has served as Director of Cluster Marcom for Offeror since July 2009. Mr. Serra de Fortuny served from January 2008 until July 2009 as Marketing Manager for Offeror and from January 2005 until January 2008 as Business Development Manager for Offeror.

Cándido Gutiérrez Baños (Spain)	Mr. Gutiérrez Baños has served as Vice President, Power & LifeSpace Business for Offeror since January 2010. Mr. Gutiérrez Baños served from June 2007 until December 2009 as Vice President, Sales for Offeror and from January 2004 until May 2007 as Marketing Manager and Business Development Vice President, Iberian Zone for Offeror.

Manuel Moliner (Spain)	Mr. Moliner has served as Vice President, Solutions Business for Offeror since June 2010. Mr. Moliner served as Vice President, Power Consultation Business for Offeror from September 2009 until June 2010, as Vice President, Power Business for Offeror from June 2007 until September 2009 and as Vice President, Sales for Offer from January 2004 until June 2007.

Francisco Barceló Barceló (Spain)	Mr. Barceló Barceló has served as Vice President, Energy since June 2010. Mr. Barceló Barceló served as Manager, Buildings Business and Projects and Services from June 2007 to May 2010 and as Manager, Business and Infrastructure Segment for Offeror from January 2004 to May 2007.

Joan Jordi Arnó Pons (Spain)	Ms. Arnó Pons has served as Vice President, Industry Business for Offeror since June 2007. From December 2004 until May 2007, Ms. Arnó Pons served as Sales Manager, End Users and Systems Integrators in Catalonia for Offeror.

Olga Martín López (Spain)	Ms. Martín López joined Schneider Electric in 1998, as IT channel manager and moved to Services Marketing management in 2001. In 2003, Ms. Martín López became Services Manager for Spain and in 2008 assumed the role of Customer Care Center Manager for Med region for Offeror. From January 2010 until December 2010, Ms. Martín López served as Sales Regional Manager, IT Business in the Northeast for Offeror. Since January 2011 Ms. Martín López has served as Vice President, IT Business for Offeror.

Jorge Tórtola Fernández (Spain)	Mr. Tórtola Fernández has served as Vice President, Building Business for Offeror since June 2010. Mr. Tórtola Fernández served as Manager, Services for Offeror from January 2010 until June 2010, as Manager, Systems, Projects and as Services Business Development for Offeror from May 2008 until December 2009. Prior to joining Offeror in May 2008, Mr. Tórtola Fernández served as Director, Enterprise and Carriers Marketing for ONO, a telecommunications provider.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the certificates evidencing the Shares and any other required documents should be sent or delivered by each shareholder or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission (for eligible institutions only):	By Hand:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 Brooklyn, NY 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department Facsimile: (718) 234-5001 Confirm by Phone: (877) 248-6417 (Toll-Free) or (718) 921-8317 (Collect)	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Schneider Electric’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll-free: (800) 549-6650

Email: tender@dfking.com

The Dealer Manager for the Offer is:

Credit Agricole Securities (USA) Inc.

1301 Avenue of the Americas

New York, NY 10019

Banks and Brokers call collect: (212) 408-5680

All others call toll-free: (800) 287-0481